Exhibit 99.2

INDEPENDENT AUDITORS’ REPORT

To the stockholders and the Board of Directors of Dakota Holdings, Inc.

We have audited the accompanying consolidated financial statements of Dakota Holdings, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes to the consolidated financial statements and the schedules listed in the Index to the Financial Statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dakota Holdings, Inc. and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for leases in 2019 due to adoption of Accounting Standards Update (ASU) 2016-02, Leases, using the modified retrospective method. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

March 17, 2021

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$226.2	$230.5
Cash in escrow and restricted cash	92.9	102.3
Vacation Interests notes receivable, net	609.5	811.5
Due from related parties, net	42.1	49.9
Other receivables, net	27.5	57.5
Income tax receivable	3.0	1.9
Deferred tax asset	1.4	3.0
Prepaid expenses and other assets	202.8	209.3
Unsold Vacation Interests	650.3	648.6
Property and equipment, net	360.2	365.6
Assets held for sale	—	6.4
Goodwill	881.6	985.0
Other intangible assets, net	1,013.1	1,096.6

Total assets	$4,110.6	$4,568.1

Liabilities and Stockholders’ Equity:
Accounts payable	$18.0	$20.4
Due to related parties, net	15.0	11.1
Accrued liabilities	233.6	297.0
Income taxes payable	1.5	1.2
Deferred income taxes, net	384.8	436.7
Deferred revenues	146.4	158.2
Corporate indebtedness, net	1,906.4	1,904.0
Securitization notes and Funding Facilities, net	642.2	705.3

Total liabilities	3,347.9	3,533.9

Commitments and contingencies (see Note 19)
Stockholders’ equity:
Common stock: par value $0.01 per share; 175.0 shares authorized; 106.0 shares issued and outstanding, as of December 31, 2020 and 2019	1.1	1.1
Preferred stock: par value $0.01 per share; 10.0 shares authorized; 0 shares issued and outstanding, as of December 31, 2020 and 2019	—	—
Additional paid-in capital	1,079.3	1,066.4
Accumulated loss	(320.5)	(35.9)
Accumulated other comprehensive income	2.8	2.6

Total stockholders’ equity	762.7	1,034.2

Total liabilities and stockholders’ equity	$4,110.6	$4,568.1

See Notes to Consolidated Financial Statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(in millions, except per share data)

	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Revenues:
Vacation Interests sales, net of provision of $215.3, $223.5 and $195.9, respectively	$245.9	$641.9	$607.3
Management and member services revenue	385.3	419.3	399.8
Consumer financing interest	103.9	104.3	90.4
Other	53.9	84.8	56.6

Total revenues	789.0	1,250.3	1,154.1

Costs and Expenses:
Vacation Interests cost of sales	11.6	83.8	71.2
Advertising, sales and marketing	232.7	437.9	418.2
Vacation Interests carrying cost, net	80.7	16.0	22.9
Management and member services expense	173.1	213.4	207.7
Loan portfolio	27.6	35.8	34.5
General and administrative	155.1	179.9	201.0
Depreciation and amortization	117.1	118.3	113.9
Goodwill impairment	103.4	—	17.5
Other impairments and write-offs	14.1	—	76.7
Consumer financing interest expense	34.7	39.5	37.1
Gain on disposal of assets, net	(0.4)	(0.4)	(3.0)

Total operating costs and expenses	949.7	1,124.2	1,197.7

Interest income	(1.7)	(4.7)	(15.2)
Corporate indebtedness interest expense	174.5	170.2	169.8
Loss (gain) on extinguishment of debt, net	0.4	(0.2)	3.6

Loss before (benefit) provision for income taxes	(333.9)	(39.2)	(201.8)
(Benefit) provision for income taxes	(49.3)	3.8	(42.3)

Net loss	(284.6)	(43.0)	(159.5)

Other comprehensive income (loss):
Currency translation adjustments, net of tax of $0	0.2	2.0	(3.7)

Total other comprehensive income (loss), net of tax	0.2	2.0	(3.7)

Comprehensive loss	$(284.4)	$(41.0)	$(163.2)

Net loss per share:
Basic	$(2.68)	$(0.41)	$(1.51)
Diluted	$(2.68)	$(0.41)	$(1.51)
Weighted average common shares outstanding
Basic	106.0	105.9	105.9
Diluted	106.0	105.9	105.9

See Notes to Consolidated Financial Statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in millions)

	Common Stock Shares Outstanding	Common Stock Par Value	Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total Stockholders’ Equity
Balance at December 31, 2017	105.8	$1.1	$851.8	$150.4	$4.3	$1,007.6
Cumulative effect impact of ASC 606 adoption	—	—	—	16.2	—	16.2
Net loss	—	—	—	(159.5)	—	(159.5)
Stock-based compensation	—	—	2.6	—	—	2.6
Issuance of common stock	0.2	—	2.3	—	—	2.3
Repurchases of common stock	(0.1)	—	(0.8)	—	—	(0.8)
Settlement of Appraisal Notes	—	—	207.4	—	—	207.4
Other comprehensive loss:
Currency translation adjustment, net of tax of $0	—	—	—	—	(3.7)	(3.7)

Balance at December 31, 2018	105.9	1.1	1,063.3	7.1	0.6	1,072.1
Net loss	—	—	—	(43.0)	—	(43.0)
Stock-based compensation	—	—	3.5	—	—	3.5
Issuance of common stock	0.1	—	(0.4)	—	—	(0.4)
Other comprehensive income:
Currency translation adjustment, net of tax of $0	—	—	—	—	2.0	2.0

Balance at December 31, 2019	106.0	1.1	1,066.4	(35.9)	2.6	1,034.2
Net loss	—	—	—	(284.6)	—	(284.6)
Stock-based compensation	—	—	13.1	—	—	13.1
Issuance of common stock	—	—	(0.2)	—	—	(0.2)
Other comprehensive loss:
Currency translation adjustment, net of tax of $0	—	—	—	—	0.2	0.2

Balance at December 31, 2020	106.0	$1.1	$1,079.3	$(320.5)	$2.8	$762.7

See Notes to Consolidated Financial Statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Operating activities:
Net loss	$(284.6)	$(43.0)	$(159.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for uncollectible Vacation Interests sales revenue	215.3	223.5	195.9
Amortization of capitalized financing costs and original issue discounts	22.0	21.2	21.3
Amortization of capitalized loan origination costs and net portfolio premiums	26.7	32.2	37.6
Depreciation and amortization	117.1	118.3	113.9
Stock-based compensation	13.1	3.5	2.6
Non-cash lease expense	9.3	9.7	—
Unrealized loss (gain) on derivative instruments	8.1	(1.8)	—
Loss (gain) on extinguishment of debt, net	0.4	(0.2)	3.6
Impairments and other write-offs	117.5	—	94.2
Deferred income taxes, net	(50.3)	(4.4)	38.9
Other, net	0.6	0.1	(4.5)
Changes in operating assets and liabilities:
Vacation Interests notes receivable, net	(54.0)	(288.4)	(264.0)
Due from related parties, net	37.0	16.8	32.1
Other receivables, net	30.0	(12.1)	(4.2)
Prepaid expenses and other assets	8.1	16.0	25.4
Unsold Vacation Interests	(1.2)	25.1	(1.0)
Accounts payable	(3.2)	(1.2)	(5.0)
Due to related parties, net	3.6	(6.7)	(11.2)
Accrued liabilities	(76.1)	28.3	(107.2)
Income taxes receivable, net	(0.8)	3.9	(2.1)
Deferred revenues	(12.5)	(17.6)	25.7

Net cash provided by operating activities	126.1	123.2	32.5

Investing activities:
Property and equipment capital expenditures	(26.4)	(30.4)	(21.8)
Proceeds from sale of assets	7.0	1.3	4.2
Acquisition of the Modern	—	—	(221.2)
Other	—	—	(12.7)

Net cash used in investing activities	(19.4)	(29.1)	(251.5)

Financing activities:
Proceeds from issuance of corporate indebtedness	92.0	—	1,088.6
Proceeds from issuance of securitization notes and Funding Facilities	234.5	656.5	689.5
Payments on corporate indebtedness	(143.7)	(42.3)	(926.2)
Payments on securitization notes and Funding Facilities	(300.1)	(623.9)	(722.0)
Payments of debt issuance costs	(4.1)	(9.2)	(16.1)
Proceeds from Appraisal Notes	—	—	207.4
Payment to Dissenting Stockholders	—	—	(207.4)
Issuances of common stock, net of cash paid for repurchases of $0.0, $0.0 and $0.8, respectively	—	—	1.5

Net cash (used in) provided by financing activities	(121.4)	(18.9)	115.3

Net (decrease) increase in cash, cash equivalents and restricted cash	(14.7)	75.2	(103.7)
Effects of changes in exchange rates on cash, cash equivalents and restricted cash	1.0	1.3	(1.4)
Cash, cash equivalents and restricted cash, beginning of period	332.8	256.3	361.4

Cash, cash equivalents and restricted cash, end of period	$319.1	$332.8	$256.3

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash interest paid on corporate indebtedness	$150.1	$156.5	$155.4

Cash interest paid on securitization notes and Funding Facilities	$29.8	$34.3	$29.9

Cash paid for taxes, net of tax refunds	$1.8	$3.8	$4.3

See Notes to Consolidated Financial Statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Business, Background and Basis of Presentation

Business and Background

Dakota Holdings, Inc., (“Dakota” or the “Company”) is a Delaware corporation that was incorporated on June 27, 2016 by certain investment funds affiliated with or managed by Apollo Global Management, Inc. and its subsidiaries (“Apollo”), including Apollo Investment Fund VIII, L.P., along with their parallel investment funds (the “Apollo Funds”) and certain co-investors (Reverence Capital Partners, L.P., or “Reverence”). Dakota and its subsidiaries were established to complete the acquisition of Diamond Resorts International, Inc. (“DRII”). DRII is a holding company, the principal asset of which is the direct and indirect ownership of equity interests in its subsidiaries, including Diamond Resorts Corporation, the wholly-owned operating subsidiary that has historically conducted the business described below.

Prior to the acquisition of DRII on September 2, 2016 (the “Apollo Merger”), Dakota had no operations or activity other than acquisition related costs. Subsequent to the Apollo Merger, Dakota became the holding company and derives all of its operating income and cash flows from DRII and its subsidiaries. Other than (i) the acquisition of the equity securities of DRII and the payment of transaction costs at the closing of the Apollo Merger and (ii) the issuance of Dakota Holdings common shares to certain employees and non-employee directors of the Company; there has been no significant activity related to DRII’s parent entities in the consolidated financial statements. See “Schedule I—Condensed Financial Information of Parent Company” for the financial information of DRII’s parent entities.

The Company, through its subsidiaries, operates in the hospitality and vacation ownership industry, with a worldwide resort network of global vacation destinations located around the world, including the continental United States (“U.S.”), Hawaii, Canada, Mexico, the Caribbean, Central America, South America, Europe, Asia, Australia, New Zealand and Africa. The Company’s portfolio consists of 110 resort properties (the “Portfolio Properties”) that the Company manages, are included in one of the Diamond Collections or are Diamond branded resorts in which we own inventory, as well as 229 affiliated resorts and hotels, which the Company does not manage and which do not carry the Company’s brand, but are a part of the Company’s network and, through THE Club® and other Club offerings (the “Clubs”), are available for its members to use as vacation destinations.

The Company’s operations consist of two interrelated businesses: (i) vacation interests (“VOIs” or “Vacation Interests”) sales and financing, which includes marketing and sales of VOIs and consumer financing for purchasers of the Company’s VOIs; and (ii) hospitality and management services, which includes operations related to the management of the homeowners associations (the “VOAs”) for resort properties and single- and multi-resort trusts (collectively, the “Diamond Collections”), operations of the Clubs, operation of certain resort amenities and the provision of other hospitality and management services.

Impact of COVID-19

In March 2020 the World Health Organization designated recent coronavirus (“COVID-19”) as a global pandemic. The results of operations for the twelve months ended December 31, 2020 include impacts related to COVID-19 which have had a negative impact on the Company and the travel and hospitality industry. In response to social distancing directives and significant restrictions on travel caused by COVID-19, the Company initially closed most of its resorts and suspended its onsite sales and marketing operations. The Company has taken several steps to enhance liquidity, preserve cash, reduce expenditures and provide financial flexibility, and the Company’s management is continuing to assess the evolving situation and will take actions as appropriate. These include measures such as: reductions in both salaries and workforce, including voluntary reductions in salaries by our executive leadership team; unpaid employee furloughs; temporary elimination of 401(k) matching; and deferral of all non-essential operating and capital expenditures.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Beginning in May 2020, the Company saw demand return for reservations, which suggests that demand to vacation continues to be strong despite economic uncertainty driven by COVID-19. As governmental authorities began to lift restrictions, the Company worked with health experts in establishing reopening safety protocols. The Company’s management implemented and trained team members on the “Diamond Standard of Clean.” Undertaking a phased approach since late May 2020, the Company has re-opened the majority of its Portfolio Properties and onsite sales centers, albeit at reduced capacity levels and revenue has not returned to pre-COVID-19 levels. Certain Club offerings and member benefits, such as cruise itineraries, remain unavailable. The Company continues to monitor travel restrictions and prioritize the safety of its customers and employees. This involves a continuous assessment of whether the closure of resorts is necessary due to potential tightening of government restrictions and the potential resurgence of coronavirus cases.

Based on the Company’s current estimates regarding the magnitude and length of the disruptions to business, the Company does not anticipate these disruptions will impact our ability to meet our obligations when due or our ability to maintain compliance with our debt covenants for at least the next 12 months. However, the ultimate magnitude and length of time that the disruptions from COVID-19 will continue is highly uncertain. This uncertainty will require the Company to continually assess the situation, including the impact of changes to government-imposed restrictions. Accordingly, our estimates regarding the magnitude and length of time that these disruptions will continue to impact the Company’s results of operations, cash flows and financial condition may change in the future and such changes could be material.

Note 2—Summary of Significant Accounting Policies

Significant Accounting Policies

Principles of Consolidation—The consolidated financial statements include the Company’s wholly-owned subsidiaries and entities in which the Company has a controlling financial interest, including certain variable interest entities (“VIEs”). When evaluating an entity for consolidation, the Company determines if the entity in which it holds a variable interest is a VIE. Management considers both quantitative and qualitative factors, including items such as the economics, design and control of the entity. If the Company is deemed to be the primary beneficiary of a VIE, the entity is consolidated. All intercompany balances have been eliminated in consolidation.

Certain reclassifications have been made to amounts in prior periods to conform to the current period presentation. All reclassifications have been applied consistently to the periods presented. The reclassifications had no impact on net (loss) income or total assets and liabilities.

Use of Estimates—The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These principles require the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Vacation Interests Sales, net—Vacation Interests sales consist of revenue from the sale of points, which can be utilized for vacations at any of the resorts in the Company’s network for varying lengths of stay. The Company sells VOIs through its sales centers which are primarily located in North America. Typical contracts include the sale of points-based VOIs, certain sales incentives in the form of additional points for use over a specified period of time, and membership in the Company’s points-based vacation Clubs, each of which represents separate and distinct performance obligations for which consideration is allocated based on the estimated stand-alone selling price of sales incentives and membership dues. The Company estimates stand-alone

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

selling price based on historical information, including expected breakage in contracts with multiple performance obligations, and allocates the remainder of the transaction price to the sale of points-based VOIs due to the variability in observable historical prices for traditional VOI sales.

The Company generally offers financing of up to 90% of the purchase price of its VOI contracts with a typical term of 10 years, for which the financed amount represents variable consideration. Variable consideration is estimated based on the expected value method to the extent that it is probable a significant reversal is not expected to occur. The Company estimates the expected value to be collected based on historical default rates and recognizes revenue net of amounts deemed to be uncollectible. Variable consideration that has not been included in the transaction price is presented as an allowance on Vacation Interests notes receivable. The Company analyzes its allowance for loan and contract losses quarterly and makes adjustments based on current trends in consumer loan delinquencies and defaults, the customer’s credit score and other criteria, if necessary. See “Note 6—Vacation Interests Notes Receivable and Allowance” for further detail.

The Company recognizes revenue related to its points-based VOIs when control of the points passes to the customer, which generally occurs after the expiration of the applicable statutory rescission period. For payment plans that restrict the use of points-based VOI products until a number of payments have been made, the Company recognizes revenue after the use restrictions have been lifted, which typically occurs after 90 days of the sale.

Management and Member Services Revenue—Management and member services revenue includes resort management fees charged to the VOAs and the members associations of the Diamond Collections (the “Collection Associations”), revenues from the Company’s operation of the Clubs and revenues from other ancillary services. These revenues are recorded and recognized as follows:

i.

The Company’s management contracts typically have initial terms of three to ten years, with automatic renewals. The Company earns management fee revenue based upon the terms of the Company’s management agreements with the VOAs and Collection Associations. Management fees are determined on a cost-plus basis, for which costs are reimbursed based on an amount established annually by the respective VOA’s or Collections Associations. Management fees are billed monthly and the Company reduces management fees for amounts it has paid to VOAs or Collections Associations for maintenance fees on Company-owned VOIs. The Company provides management services to the VOAs and Collections Associations over the duration of the arrangement which includes a number of activities related to the operations and maintenance of the resorts and associations. These services are substantially consistent from day to day, and therefore represent a series of distinct goods or services that are considered a single performance obligation for which revenue is recognized ratably over time as services are performed.

Cost reimbursements, such as payroll costs for Company employees who perform services under the management agreements, and the cost of property and liability insurance allocated by the Company to the VOAs and Collection Associations, are recorded on a gross basis in management and member services revenue and management and member services expense. Reimbursed corporate costs allocated to the VOAs and Collections are presented on a gross basis as management and member services revenue with the related expenses recorded primarily in management and member services expense and general and administrative expense. Management and member services revenue and expenses related to the Company’s annual maintenance fee assessments (for VOIs owned by the Company) are presented net in Vacation interests carrying cost, net.

ii.	Club membership represents a series of distinct goods or services, or days of member services for which each day is distinct, and is accounted for as a single performance obligation. The stand-alone

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

selling price is directly observable as the stated amount for membership dues invoiced by the Company and is recognized ratably over time. Membership contracts typically have a term of one year with payment due at the beginning of the year. Fees related to other ancillary services are recognized at the time when the member elects to purchase the additional services and the services have been provided.

iii.	The Company also earns revenue related to the provision of ancillary services at certain resorts, and these revenues are recognized when goods have been provided or services have been rendered.

Interest Revenue—The Company’s interest revenue consists primarily of interest earned on consumer loans, and is accrued based on the contractual provisions of the loan documents, which is suspended at the earlier of (i) the customer’s account becoming over 90 days delinquent, or (ii) the completion of cancellation or foreclosure proceedings. If payments are received while a consumer loan is considered delinquent, interest is recognized on a cash basis. Interest accrual resumes once a customer has brought the account current.

Other Revenue—Other revenue includes items such as collection fees paid by VOAs and Collections Associations, closing costs paid by purchasers on sales of VOIs, promotional VOI products for which the performance obligation is satisfied when a customer makes a reservation at an affiliate resort, late/impound fees assessed on consumer loans, and loan servicing fees earned for servicing third party portfolios.

Vacation Interests Cost of Sales—The Company applies the relative sales value method for relieving VOI inventory and recording the related cost of sales, under which cost of sales is calculated as a percentage of net sales using a cost-of-sales percentage ratio of total estimated cost to total estimated VOI revenue, including estimated future revenue and incorporating factors such as changes in prices and the recovery of VOIs. The effect of such changes in estimates under the relative sales value method is accounted for on a retrospective basis through corresponding current-period adjustments to inventory and cost of sales. See also “Unsold Vacation Interests” below.

Advertising, Sales and Marketing Costs—Advertising, sales and marketing costs are expensed as incurred, except for deferred costs directly related to VOI sales that are not eligible for revenue recognition. For the years ended December 31, 2020, 2019 and 2018, advertising expense recognized was $10.1 million, $12.9 million and $11.2 million, respectively.

Vacation Interests Carrying Cost, net—Vacation Interests carrying cost, net includes the maintenance fees and assessments paid or payable to the VOAs and the Collection Associations for VOIs owned by the Company, certain amounts paid or payable pursuant to the Company’s inventory recovery and assignment agreements with the VOAs and Diamond Collections for the recapture of VOIs (“IRAAs”).

To offset the Company’s Vacation Interests carrying costs, the Company rents VOIs for which it has rights to use to third parties on a short-term basis, and also generates revenue on sales incentives, including sales of sampler programs (“Sampler Packages”), which allow prospective owners to stay at a resort property on a trial basis. Revenue and the associated expenses for incentives is recognized as a net reduction to Vacation Interests carrying costs and is based on usage. The Company estimates breakage based on historical data and recognizes estimated breakage proportionately to when other customers use their incentives. Sales incentives and Sampler packages provide the customer with the right to reserve vacation stays typically over an average 18 month period. The Company has extended the term for points expiring in 2020 for up to 12 months due to travel restrictions caused by the COVID-19 pandemic.

Management and Member Services Expense—Management and member services expense includes: (i) certain costs associated with the provision of services under the management agreements with the VOAs and

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Collection Associations; (ii) the costs associated with the operation of the Clubs (including costs incurred for call centers, membership fees paid to a third-party exchange company on behalf of members of the Clubs, as applicable, and administrative expenses); and (iii) the costs to provide other ancillary services at certain resort locations.

Loan Portfolio Expense—Loan portfolio expense includes payroll and administrative costs of finance operations and credit card processing fees, as well as in-house collections performed on behalf of the VOAs. These costs are expensed as incurred.

Interest Expense—Interest expense related to the Company’s securitizations and Funding Facilities is classified as consumer financing interest expense on the consolidated statements of operations and comprehensive loss. Interest expense related to corporate debt is classified as corporate indebtedness interest expense on the consolidated statements of operations and comprehensive loss. See “Note 16—Borrowings” for the definition of Funding Facilities.

Stock-based Compensation Expense—The Company measures stock-based compensation awards using a fair value method and records the related expense in its consolidated statements of operations and comprehensive loss. See “Note 21—Stock-Based Compensation” for further detail on the Company’s stock-based compensation.

Income Taxes—The Company is subject to income taxes in the U.S. (including federal and state) and numerous foreign jurisdictions in which the Company operates. The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carry-forwards. The carrying amounts of deferred tax assets are required to be reduced by a valuation allowance if, based on the available evidence, it is “more-likely-than-not” that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on a “more-likely-than-not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the reversal of existing taxable temporary differences, the duration of statutory carry-forward periods, the Company’s experience with operating loss and tax credit carry-forwards not expiring unused, and tax planning alternatives.

The Company records a deferred tax asset for its net operating losses, a portion of which the use thereof is subject to limitations. As a result of uncertainties regarding the Company’s ability to utilize such net operating loss carry-forwards, the Company maintains a valuation allowance against the deferred tax assets attributable to these net operating losses.

The Company assesses uncertainty in income taxes using a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is “more-likely-than-not” that the position will be sustained on examination, based solely on the technical merits. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being sustained on examination. The Company considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Cash and Cash Equivalents—Cash and cash equivalents consist of cash, money market funds, and all highly-liquid investments purchased with an original maturity date of three months or less.

Cash in Escrow and Restricted Cash—Cash in escrow consists of deposits received on sales of VOIs that are held in escrow until the legal rescission period has expired. Restricted cash consists primarily of cash held for

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

the benefit of the note holders including the reserve and cash collections on certain Vacation Interests notes receivable that secure collateralized notes. Restricted cash also includes certain amounts collected on behalf of VOAs and deposits related to Vacation Interests notes receivable servicing agreements.

Vacation Interests Notes Receivable and Related Allowance—Vacation Interests notes receivable are recorded net of (i) deferred costs; (ii) any discount or premium; and (iii) the related allowance for losses. Origination costs incurred in connection with providing financing for VOIs are capitalized and amortized over the average life of Vacation Interests notes receivable as an adjustment to consumer financing interest revenue using the effective interest method.

The allowance for notes receivable losses is calculated using the Company’s historical default percentages and other factors such as economic conditions, industry trends, defaults and the age of past due amounts to analyze the adequacy of the allowance. Any adjustments to the allowance for Vacation Interests notes receivable are recorded within the provision for uncollectible Vacation Interests sales revenue.

See “Note 6—Vacation Interests Notes Receivable and Allowance” for more information on how Vacation Interests notes receivable are presented after giving effect to the Apollo Merger and the Company’s policy for recording impairments.

Due from Related Parties and Due to Related Parties—Amounts due from related parties and due to related parties consist primarily of transactions with VOAs or Collection Associations for which the Company acts as the management company. Due to related parties also includes amounts accrued related to the management agreement with Apollo and Reverence relating to the provision of management consulting and advisory services to the Company. See “Note 7—Transactions with Related Parties” for further detail.

Other Receivables, net—Other receivables, net consists primarily of Sampler Package receivables and interest receivable. The Company evaluates, among other things, defaults and the age of past due amounts to analyze the adequacy of the allowance for other receivables. The allowance for other receivables as of the years ended December 31, 2020 and 2019 was $2.2 million and $4.4 million, respectively.

Any adjustments to the allowance are recorded within management and member services revenue or Vacation Interests carrying cost, net.

Unsold Vacation Interests—Unsold Vacation Interests are valued at the lower of cost or fair value less costs to sell. The cost of unsold VOIs includes acquisition costs, undeveloped land, hard and soft construction costs (comprised of architectural and engineering costs incurred during construction), the cost incurred to recover inventory and other carrying costs (including interest, real estate taxes and other costs incurred during the construction period). The costs capitalized for recovered VOIs differ based on a variety of factors, including the method of recovery and the timing of the original sale. Costs are expensed as VOIs are sold to Vacation Interests cost of sales under the relative sales value method, described above. The Company also records Vacation Interests purchases in-transit, which are purchases of Vacation Interests from third parties for which title has not been transferred to the Company. These Vacation Interests purchases in-transit are included in prepaid expenses and other assets and are reclassified to unsold Vacation Interests upon successful transfer of title.

Property and Equipment, net—Property and equipment are recorded at either cost to acquire or construct or fair value in the case of assets acquired through a business combination. The costs of improvements that extend the useful life of property and equipment are capitalized when incurred, and all associated repair and maintenance costs are expensed as incurred.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Buildings and leasehold improvements are depreciated using the straight-line method over the lesser of the estimated useful lives, which range from one to 40 years, or the remainder of the lease terms. Furniture, office equipment, computer software and computer equipment are depreciated using the straight-line method over their estimated useful lives, which range from three to seven years.

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the estimated future cash flows expected to result from the use and eventual disposition of an asset is less than its net book value, an impairment loss is recognized. Measurement of an impairment loss is based on the fair value of the asset.

Goodwill—Goodwill represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. The Company does not amortize goodwill, but rather evaluates goodwill for potential impairment on an annual basis or at other times during the year if events or circumstances indicate that it is “more-likely-than-not” that the fair value of a reporting unit is below the carrying amount, including goodwill, which may include a qualitative assessment (a “step zero” assessment). If the qualitative assessment determines that it is not “more-likely- than-not” that the fair value of a reporting unit is less than its carrying value including goodwill, then no impairment is determined to exist for the reporting unit.

If the qualitative step zero assessment indicates that it is “more-likely-than-not” that the fair value of the reporting unit is less than its carrying value including goodwill, or the Company chooses to bypass the qualitative assessment, then goodwill is assessed for impairment. The Company performs its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The Company recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value.

Intangible assets—Definite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. See “Note 13—Other Intangible Assets, net” for information on estimated useful lives.

The Company reviews definite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the estimated future cash flows expected to result from the use and eventual disposition of an asset is less than its net book value, an impairment loss is recognized. Measurement of an impairment loss is based on the fair value of the asset. In relation to the intangible asset for management contracts, the Company has the intent and ability to renew the underlying management contracts and most of such contracts auto-renew.

Foreign Currency Translation—Assets and liabilities in foreign locations are translated into U.S. dollars using rates of exchange in effect at the end of the reporting period. Income and expense accounts are translated into U.S. dollars using average rates of exchange. The net gain or loss is shown as a translation adjustment and is included in other comprehensive (loss) income in the consolidated financial statements.

Other Comprehensive (Loss) Income—Other comprehensive (loss) income includes all changes in equity from non-owner sources such as foreign currency translation adjustments.

Fair Value Measurements—Fair value measurements affect the Company’s accounting and impairment assessments of its long-lived assets, assets acquired and liabilities assumed in an acquisition, and goodwill and other intangible assets. Fair value measurements also affect the Company’s accounting for certain of its financial assets and liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

liability in an orderly transaction between market participants at the measurement date and is measured according to a hierarchy that includes: Level 1 inputs, such as quoted prices in an active market; Level 2 inputs, which are observable inputs for similar assets; and Level 3 inputs, which are unobservable inputs.

Recently Issued Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, “Income Taxes—Simplifying the Accounting for Income Taxes” (“ASU No. 2019-12”), which amends existing guidance related to calculating income taxes in interim periods and the recognition of franchise tax, among other clarifications. The new guidance is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company plans to adopt ASU No. 2019-12 on January 1, 2021, and is currently evaluating the standard to determine the impact of adoption on the Company’s financial statements.

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform” (“ASU No. 2020-04”), which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by the discontinuation of the London Interbank Offered Rate (“LIBOR”) or by another reference rate expected to be discontinued. These optional amendments were effective for all entities upon issuance and can be applied to certain contract modifications through December 31, 2022. The Company did not have any qualifying contract modifications in the year ended December 31, 2020 and will continue to evaluate whether this guidance impacts future contract modifications as they occur.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (“ASU No. 2016-02”). This standard establishes a right-of-use model that requires a lessee to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer that 12 months. Leases are classified as either finance or operating. On January 1, 2019, the Company adopted ASU No 2016-02, and all the related amendments, using the modified retrospective method.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments” (“ASU No. 2016-13”), which requires the measurement of all expected credit losses for financial assets held as of the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. On January 1, 2020, the Company adopted ASU No. 2016-13 and all of the related amendments, which have been included in Accounting Standards Codifications as ASC 326—Financial Instruments—Credit Losses (“ASC 326”), on a prospective basis. As the Company’s historical approach for estimating allowance for loan losses aligns with the expected credit model required by ASU No. 2016-13, the adoption of this guidance did not have a material impact on the Company’s financial statements. See “Note 6—Vacation Interests Notes Receivable and Allowance” for additional disclosures related to the Company’s allowance for loan losses.

In August 2018, the FASB issued ASU No. 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract” (“ASU No. 2018-15”), which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The Company adopted ASU No. 2018-15 on January 1, 2020 on a prospective basis. The adoption of this guidance did not have a material impact on the Company’s financial statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 3—Concentrations of Risk

Credit Risk—The Company offers financing to the buyers of VOIs and in most cases bears the risk of defaults on promissory notes delivered to it by these buyers. Generally, if a buyer defaults, the Company recovers the VOI to offer for resale, in which case the associated selling, marketing and administrative costs from the original sale are not recovered, and such costs must be incurred again to resell the VOIs. Although in many cases the Company may have recourse against a buyer of VOIs for the unpaid price, certain states have laws that limit the Company’s ability to recover personal judgments against customers who have defaulted on their loans. The Company has generally not pursued this remedy.

The Company maintains cash, cash equivalents, cash in escrow and restricted cash with various financial institutions located throughout North America, Europe and the Caribbean. A significant portion of the Company’s cash is maintained with a select few banks and is, accordingly, subject to credit risk. Periodic evaluations of the relative credit standing of financial institutions maintaining the deposits are performed to evaluate and mitigate, if necessary, any credit risk.

Availability of Funding Sources—The Company has historically funded Vacation Interests notes receivable and unsold Vacation Interests with borrowings through its financing facilities and internally generated funds. Borrowings are in turn repaid with the proceeds received by the Company from repayments of such Vacation Interests notes receivable. To the extent that the Company is not successful in maintaining or replacing existing financings, it may have to curtail its sales and marketing operations or sell assets, thereby resulting in a material adverse effect on the Company’s results of operations, cash flows and financial condition.

Geographic Concentration—Portions of the Company’s consumer loan portfolio have been concentrated in certain geographic regions within the U.S. The deterioration of the economic condition and financial well-being of the regions in which the Company has significant loan concentrations could adversely affect the results of operations for its consumer loan portfolio business. The credit risk inherent in such concentrations is dependent upon regional and general economic stability, which affects property values and the financial well-being of the borrowers. As of the years ended December 31, 2020 and 2019, the Company’s loans to California residents constituted 26.0% and 27.0%, respectively, of the consumer loan portfolio. No other state or foreign country concentration accounted for more than 10.0% of the portfolio.

Interest Rate Risk—Since a certain portion of the Company’s indebtedness bears interest at variable rates, any increase in interest rates, particularly if sustained, could have an adverse effect on the Company’s results of operations, cash flows and financial position. The Company may enter into derivative financial instruments on a periodic basis to mitigate this risk. See “Note 20—Fair Value Measurements” for additional information.

The Company derives net interest income from its financing activities because the interest rates it charges its customers who finance the purchase of their VOIs exceed the interest rates the Company pays to its lenders. Since the Company’s Vacation Interests notes receivable generally bear interest at fixed rates, increases in interest rates will erode the spread in interest rates that the Company has historically obtained.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 4—Revenue

The following represents revenue disaggregated by major products and services and revenue allocated to the Company’s performance obligations for the years ended December 31 (in millions):

	2020	2019
Vacation Interests Sales and Financing segment:
Vacation Interests sales, net	$245.9	$641.9
Consumer financing interest	103.9	104.3
Other revenue	42.6	75.6

Total segment revenues	$392.4	$821.8

Sales incentives (a)	$45.8	$119.5
Hospitality and Management Services segment:
Management services	$314.6	$344.8
Membership services	70.7	74.5
Other revenue	11.3	9.2

Total segment revenues	$396.6	$428.5

(a)	Sales incentives are treated as incidental operations and presented net within Vacation Interests carrying cost, net.

Contract balances and contract costs

The Company will recognize contract balances for deferred revenue related to payments collected before the Company’s performance obligations are met. For more detailed information about outstanding performance obligations see “Note 15—Deferred Revenues.”

The Company does not have material contract acquisition costs related to management and member services and pays sales commissions on the sale of VOIs. Incremental fees and commissions paid are not recoverable as those commissions paid related to the sale of points, therefore commissions related to the sale of points are recognized in connection with the sale. However, commissions related to incentives are recoverable and therefore capitalized as contract costs. These contract costs are recognized at the point in time that the revenue related to the incentive is recognized and included within Vacation Interests carrying cost, net on the consolidated statements of operations and comprehensive loss. Capitalized costs were $18.4 million and $19.1 million as of December 31, 2020 and 2019, respectively, and total amortization for the years ended December 31, 2020 and December 31, 2019 was $8.9 million and $24.2 million, respectively.

Note 5—Cash in Escrow and Restricted Cash

Cash in escrow and restricted cash consisted of the following as of December 31 of each of the following years (in millions):

	2020	2019
Securitization and Funding Facilities collection and reserve cash	$40.4	$47.2
Collected on behalf of VOAs	23.9	16.8
Escrow	10.7	22.6
Deposits related to Vacation Interests notes receivable servicing agreements	12.2	12.1
Other	5.7	3.6

Total cash in escrow and restricted cash	$92.9	$102.3

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 6—Vacation Interests Notes Receivable and Allowance

The Company provides financing to certain purchasers of VOIs, which are collateralized by their VOIs. Eligibility for this financing is principally dependent upon the customer’s Fair Isaac Corporation (“FICO”) credit scores and other factors, which are based on review of the customers’ credit history. As of December 31, 2020, Vacation Interests notes receivable bore interest at fixed rates between 5.0% and 24.0%. The Vacation Interests notes receivable originated by the Company generally have a term of 10 years and may be prepaid at any time without penalty. The weighted average interest rate of outstanding Vacation Interests notes receivable was 15.2% and 15.0% as of December 31, 2020 and 2019, respectively.

The Company’s accrued interest on Vacation Interest notes receivable is accrued based on the contractual provisions of the loan documents, which is suspended at the earlier of (i) the customer’s account becoming over 90 days delinquent, or (ii) the completion of cancellation or foreclosure proceedings. If payments are received while a consumer loan is considered delinquent, interest is recognized on a cash basis. Interest accrual resumes once a customer has brought the account current. Based the Company’s policy to timely charge-off accrued interest, the Company does not require an allowance for credit losses for accrued interest receivables. Write-offs related to accrued interest receivables included in consumer financing interest revenue were $11.6 million and $6.5 million for the years ended December 31, 2020 and 2019, respectively. Accrued interest receivables are presented in other receivables on the balance sheet and were $8.6 million and $10.4 million as of December 31, 2020 and 2019, respectively.

The Company charges off Vacation Interests notes receivable upon the earlier of: (i) the customer’s account becoming over 120 days delinquent; or (ii) the completion of cancellation or foreclosure proceedings. Vacation Interests notes receivable—securitized are collateralized against the Company’s various borrowings which are included in Securitization notes and Funding Facilities, net in the accompanying consolidated balance sheets. See “Note 9—Variable Interest Entities” and “Note 16—Borrowings” for further detail.

As a result of COVID-19 on the current economic environment, the Company has offered one to six month payment deferrals on eligible Vacation Interests note receivable during 2020. As of December 31, 2020, the principal balance of originated and acquired notes included in payment deferral programs was $27.5 million and $4.8 million, respectively.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Vacation Interests notes receivable, net as of December 31 of each of the years presented below, consisted of the following (in millions):

	2020	2019
Vacation Interests notes receivable—securitized	$707.3	$741.4
Vacation Interests notes receivable—other	213.1	366.5

Total Vacation Interests notes receivable	920.4	1,107.9
Originated Vacation Interests notes receivable:
Vacation Interests notes receivable	812.6	933.6
Allowance for loan losses	(307.8)	(299.8)
Deferred origination costs, net and other	12.9	19.6

Originated Vacation Interests, notes receivable, net	517.7	653.4
Acquired Vacation Interests notes receivable: (a)(b)
Vacation Interests notes receivable	107.8	174.3
Allowance for credit losses	(27.7)	(36.8)
Non-credit premium	11.7	20.6

Acquired Vacation Interests, notes receivable, net	91.8	158.1

Total Vacation Interests notes receivable, net	$609.5	$811.5

(a)	The amortized cost of acquired Vacation Interest cost receivable was $119.5 million and $194.9 million as of December 31, 2020 and 2019, respectively.
(b)	Amounts as of December 31, 2019 represent post ASU 2016-13 adoption balances as of January 1, 2020. See Acquired Notes disclosure herein.

The following reflects the contractual principal maturities of Vacation Interests notes receivable for each of the following years (in millions):

2021	$74.5
2022	82.2
2023	90.2
2024	98.4
2025	106.4
2026 and thereafter	468.7

Total	$920.4

Originated Notes

As described in “Note 2—Summary of Significant Accounting Policies,” the Company adopted ASU No. 2016-13 and the related amendments which have been included in ASC 326 as of January 1, 2020. The allowance for loan losses on the Company’s originated Vacation Interests notes receivable represents an estimate of variable consideration for the implicit right of return on financed VOI sales. Variable consideration is estimated based on the expected value method to the extent that it is probable a significant reversal is not expected to occur.

The Company’s historical estimates for variable consideration on originated notes aligns with the expected credit loss model required by ASU 2016-13, which requires the evaluation of past events, current economic conditions as well as expectations for the future based on reasonable and supportable forecasts, The Company’s allowance for loan losses is recorded on an undiscounted basis.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Due to the closure of most reports and sales centers and the current economic downturn resulting from COVID-19, the Company evaluated the potential impact of COVID-19 on its loan loss allowance. Due to expected increases in defaults as a result of the economic downturn, the Company’s provision for uncollectible Vacation Interests sales of $215.3 million for the year ended December 31, 2020, include an incremental loan loss allowance related to COVID-19 of $45.0 million recognized in the first quarter of 2020.

Estimating the amount of the incremental loan loss allowance for COVID-19 involved the use of significant estimates and assumptions. management based its estimates on a combination of several factors, including Company’s historical default data during the most recent recession in 2008, industry data, and the Company’s recent aging trends. The Company has updated its analysis as of December 31, 2020 and will continue to monitor this estimate as more information becomes available.

Activity in the allowance for loan losses associated with originated Vacation Interests notes receivable consisted of the following for the years ended December 31, presented below (in millions):

	2020	2019	2018
Balance, beginning of period	$299.8	$242.2	$152.9
Provision for uncollectible Vacation Interests sales (a)	215.4	229.2	196.3
Write-offs, net	(207.4)	(171.6)	(107.0)

Balance, end of year	$307.8	$299.8	$242.2

(a)

The provision for uncollectible Vacation Interests sales shows activity in the allowance for loan and contract losses associated with Vacation Interest notes receivable and includes adjustments related to deferred revenue.

The Vacation Interests notes receivable, net balance related to originated notes also includes deferred origination costs. Vacation Interests notes receivable origination costs incurred in connection with providing financing for VOIs are capitalized and amortized over the estimated life of Vacation Interests notes receivable as a decrease to consumer financing interest revenue using the effective interest method. Amortization of deferred origination costs charged to consumer financing interest revenue were $18.0 million, $19.1 million and $16.1 million, for the years ended December 31, 2020, 2019 and 2018, respectively.

Acquired Notes

The Company’s Vacation Interest Notes receivable originated prior to the Apollo Merger, or acquired notes, were historically accounted for using the expected cash flows method of recognizing discount or premium accretion based on the acquired notes’ expected cash flows pursuant to ASC 310-30, “Loans acquired with deteriorated credit quality.” The Company’s historical estimates for expected cash flows on acquired notes aligns with the expected credit loss model required by ASU 2016-13, which requires the evaluation of past events, current economic conditions as well as expectations for the future based on reasonable and supportable forecasts. The Company’s allowance for credit losses is recorded on an undiscounted basis.

Due to current economic downturn resulting from COVID-19, the Company evaluated the potential impact of COVID-19 on the allowance for credit losses on its acquired notes. Due to expected increases in defaults as a result of the economic downturn, the Company’s increased its allowance for credit losses by $14.1 million in the first quarter of 2020 using similar estimates and assumptions used in its estimate for the allowance for loan losses on originated notes. The incremental credit loss is included in impairment and other write-offs in the consolidated statement of operations and comprehensive loss. The Company has updated its analysis as of December 31, 2020 and will continue to monitor this estimate as more information becomes available.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Activity in the allowance for credit losses associated with acquired Vacation Interests notes receivable consisted of the following (in millions):

Year ended December 31, 2020
Balance as of December 31, 2019	$—
Impact of adoption ASU 2016-13	36.8

Balance as of January 1, 2020	36.8
Increase in allowance for credit losses	14.1
Write-offs, net	(23.2)

Balance, end of period December 31, 2020	$27.7

Credit Quality Indicators—Originated Notes

The Company obtains and evaluates FICO credit scores when each loan is underwritten. Below is a summary of the credit quality (at time of origination) and aging based upon principal maturities of the Company’s originated loans as of the dates presented below (in millions):

As of December 31, 2020
FICO Scores	Current	31-60	61-90	91-120	Total
>799	$86.1	$1.7	$1.3	$1.1	$90.2
700-799	442.8	9.6	7.2	5.8	465.4
600-699	203.9	7.3	5.0	4.4	220.6
<600	23.7	1.4	1.1	0.8	27.0
No FICO Scores	8.6	0.5	0.2	0.1	9.4

	$765.1	$20.5	$14.8	$12.2	$812.6

As of December 31, 2019
FICO Scores	Current	31-60	61-90	91-120	Total
>799	$104.0	$1.4	$1.2	$0.8	$107.4
700-799	527.7	11.4	9.5	8.0	556.6
600-699	221.8	7.3	6.5	5.5	241.1
<600	17.8	0.9	0.5	1.0	20.2
No FICO Scores	7.6	0.3	0.3	0.1	8.3

	$878.9	$21.3	$18.0	$15.4	$933.6

Below is a summary of the credit quality by origination year of the Company’s originated loans as of the dates presented below (in millions):

As of December 31, 2020
FICO Scores	2020	2019	2018	2017	2016 & Prior	Total
>799	$42.8	$26.1	$13.1	$6.6	$1.6	$90.2
700-799	176.5	146.7	85.5	46.8	9.9	465.4
600-699	71.4	76.3	44.8	23.0	5.1	220.6
<600	11.2	10.0	4.3	1.5	—	27.0
No FICO Credit Scores	4.6	2.3	1.1	0.7	0.7	9.4

	$306.5	$261.4	$148.8	$78.6	$17.3	$812.6

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

As of December 31 2019
FICO Scores	2019	2018	2017	2016 & Prior	Total
>799	$66.4	$26.3	$12.6	$2.1	$107.4
700-799	303.8	155.6	80.3	16.9	556.6
600-699	119.3	76.1	37.5	8.2	241.1
<600	10.7	6.7	2.3	0.5	20.2
No FICO Credit Scores	4.0	2.8	1.3	0.2	8.3

	$504.2	$267.5	$134.0	$27.9	$933.6

The “No FICO Credit Scores” category in the table above is primarily comprised of customers who live outside of the Unites States and Canada.

Credit Quality Indicators—Acquired Notes

Below is a summary of the credit quality (at time of origination) and aging based upon principal maturities of the Company’s acquired notes as of the dates presented below (in millions):

As of December 31, 2020
FICO Scores	Current	31-60	61-90	91-120	Total
>799	$8.0	$0.2	$—	$—	$8.2
700-799	56.7	1.1	0.6	0.5	58.9
600-699	33.6	1.1	0.9	0.3	35.9
<600	2.7	0.2	—	0.1	3.0
No FICO Credit Scores	1.6	0.1	0.1	—	1.8

	$102.6	$2.7	$1.6	$0.9	$107.8

As of December 31, 2019
FICO Scores	Current	31-60	61-90	91-120	Total
>799	$13.3	$0.2	$0.2	$0.1	$13.8
700-799	91.1	2.2	1.5	1.0	95.8
600-699	52.6	2.3	1.1	1.1	57.1
<600	3.6	0.2	0.2	0.1	4.1
No FICO Credit Scores	3.2	0.1	0.1	0.1	3.5

	$163.8	$5.0	$3.1	$2.4	$174.3

Below is a summary of the credit quality by origination year of the Company’s acquired notes as of the dates presented below (in millions):

As of December 31, 2020
FICO Scores	2020	2019	2018	2017	2016 & Prior	Total
>799	$0.1	$0.8	$0.7	$1.2	$5.4	$8.2
700-799	1.6	4.0	5.7	8.9	38.7	58.9
600-600	0.7	2.0	2.3	4.8	26.1	35.9
<600	0.2	0.2	0.1	0.2	2.3	3.0
No FICO Credit Scores	0.1	—	0.1	0.1	1.5	1.8

	$2.7	$7.0	$8.9	$15.2	$74.0	$107.8

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

As of December 31, 2019
FICO Scores	2019	2018	2017	2016 & Prior	Total
>799	$1.1	$1.4	$2.0	$9.3	$13.8
700-799	4.8	9.3	14.1	67.6	95.8
600-600	2.4	3.6	7.2	43.9	57.1
<600	0.2	0.2	0.2	3.5	4.1
No FICO Credit Scores	0.1	0.1	0.1	3.2	3.5

	$8.6	$14.6	$23.6	$127.5	$174.3

Acquired notes receivable disclosed as originating subsequent to the Apollo Merger date represent sales upgrade transactions.

Note 7—Transactions with Related Parties

Apollo and Apollo Funds

In connection with the Apollo Merger, the Company entered into a management consulting agreement with Apollo and Reverence Capital Partners, L.P. (“Reverence”), relating to the provision of management consulting and advisory services to the Company. Under the terms of the agreement, the Company is required to pay to affiliates of Apollo and Reverence an annual fee equal to the greater of $5.0 million or 2% of Pro Forma Adjusted EBITDA (as defined in the indenture governing the First Lien Notes, or the “First Lien Notes Indenture”). See “Note 16—Borrowings” for additional detail on the First Lien Notes. The agreement has a term of eight years, with 12-month auto renewals on the eighth and the ninth anniversaries of the Apollo Merger, and the maximum term of the agreement is 10 years. For the years ended December 31, 2020, 2019, and 2018, fees incurred under the agreement were $6.0 million, $10.7 million and $7.9 million, respectively, and are included in general and administrative expense. Amounts due under this agreement and included in due to related parties, net were $0.7 million and $2.1 million as of December 31, 2020 and 2019, respectively.

Due from Related Parties, Net and Due to Related Parties, Net

Amounts due from related parties consist primarily of transactions with VOAs or Collection Associations for which the Company acts as the management company. Due from related parties transactions include management fees and other charges related to the VOAs and Collections for the Company’s role as the management company according to a pre-determined schedule approved by the board of directors at each VOA and Collection Association.

Amounts due to related parties transactions include: (i) maintenance fees and assessments owed to the VOAs and Collection Associations for VOIs owned by the Company; (ii) amounts due to VOAs and Collection Associations under the inventory assignment and recovery agreements (“IRAAs”); (iii) cleaning fees owed to the VOAs for room stays paid by the Company’s customers or by a Club on behalf of a member where the frequency of the cleans exceed those covered by the respective maintenance fees; and (iv) amounts due to Apollo and Reverence.

Amounts due from and due to the same related party are presented net on the balance sheet, if a right of offset exists within the agreement.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Due from related parties, net consisted of the following as of December 31 of each of the following years (in millions):

	2020	2019
Amounts due from VOAs and Collection Associations	$42.1	$49.9
Amounts due from other	—	—

Total due from related parties, net	$42.1	$49.9

Due to related parties, net consisted of the following as of December 31 of each of the following years (in millions):

	2020	2019
Amounts due to VOAs and Collection Associations	$14.3	$9.0
Amounts due to other	0.7	2.1

Total due to related parties, net	$15.0	$11.1

Management Services

Included within the amounts reported as management and member services revenue are revenues from resort management services provided to the VOAs and the Collection Associations. For the years ended December 31, 2020, 2019 and 2018, these amounts totaled $253.5 million, $253.5 million and $230.0 million, respectively. Management and member services revenue for the year ended December 31, 2018 includes a $14.3 million reduction related to a one-time adjustment for certain net cost savings and other reductions in reimbursable expenses in a prior year, which were approved in 2018.

Note 8—Prepaid Expenses and Other Assets

Prepaid expenses and other assets consisted of the following as of December 31 of each of the years presented below (in millions):

	2020	2019
Vacation Interests purchases in-transit	$115.6	$102.7
Right-of-use assets	21.3	28.0
Deferred commissions	18.4	19.1
Prepaid insurance	16.0	14.3
Prepaid sales and marketing costs	4.2	7.7
Debt issuance costs, net	5.6	5.7
Other	21.7	31.8

Total prepaid expenses and other assets	$202.8	$209.3

See “Note 2—Summary of Significant Accounting Policies” for a discussion of Vacation Interests purchases in-transit.

Note 9—Variable Interest Entities

The Company sells pools of qualifying Vacation Interests notes receivable to special purpose entities (“SPEs”), with qualification based on factors such as the credit strength of the VOI purchaser. The notes are

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

securitized through SPEs, with such SPEs being legally separate entities from the Company. The activities of these SPEs are limited primarily to purchasing qualifying Vacation Interests notes receivable from the Company and issuing debt securities and/or borrowing under a debt facility to facilitate such purchases. The notes held by the SPEs are not available to creditors of the Company and are not legal assets of the Company, nor is the debt that is securitized through the SPEs a legal liability of the Company.

The Company has determined that it is the primary beneficiary of these SPEs, and consequently consolidates such entities. The Company does not recognize gains or losses resulting from these securitizations at the time of sale to the SPEs, and recognizes interest income over the contractual life of the securitized notes and services the securitized notes under negotiated servicing agreements.

The assets and liabilities of these consolidated SPEs as of December 31 of each of the years presented below consisted of the following (in millions):

	2020	2019
Securitized notes receivable, gross (a)	$707.3	$741.4
Securitized restricted cash (b)	39.5	45.3
Interest receivable on securitized notes receivable (c)	6.2	6.5

Total SPE assets (d)	753.0	793.2

Securitized term notes (e)	498.5	716.3
Funding Facilities (e)	155.7	3.4
Other liabilities	3.0	2.7

Total SPE liabilities (e)	657.2	722.4

SPE assets in excess of SPE liabilities	$95.8	$70.8

(a)	This amount does not include the allowance for uncollectible Vacation Interests notes receivable, and is included in Vacation Interests notes receivable, net on the consolidated balance sheets.
(b)	Included in cash in escrow and restricted cash on the consolidated balance sheets.
(c)	Included in other receivables, net on the consolidated balance sheets.
(d)	Excludes $3.0 million and $3.9 million of debt issuance costs included in prepaid and other assets in the consolidated balance sheets as of December 31, 2020 and 2019, respectively.
(e)

Excludes $12.0 million and $14.4 million of debt issuance costs included in securitization notes and Funding Facilities, net on the consolidated balance sheets as of December 31, 2020 and 2019, respectively.

Interest income and interest expense related to the Company’s securitized Vacation Interests notes receivable and securitized term notes and warehouse and conduit facilities (“Funding Facilities”) are recorded in consumer financing interest revenue and consumer financing interest expense, respectively, on the consolidated statements of operations and comprehensive loss. The amounts are as follows for each of the years ended December 31, presented below (in millions):

	2020	2019	2018
Interest income	$99.3	$100.4	$94.5
Interest expense	$29.7	$34.0	$30.0

For the years ended December 31, 2020, 2019 and 2018, interest expense in the table above excludes amortization of original issue discount and debt issuance costs related to securitized debt of $5.0 million, $5.5 million and $7.1 million, respectively. See “Note 6—Vacation Interests Notes Receivable and Allowance” and “Note 16—Borrowings” for additional details.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 10—Unsold Vacation Interests

Unsold Vacation Interests as of December 31 of each of the years presented below consisted of the following (in millions):

	2020	2019
Completed unsold Vacation Interests	$574.7	$573.4
Undeveloped land	68.9	68.9
Vacation Interests construction in progress	6.7	6.3

Unsold Vacation Interests	$650.3	$648.6

The Company benefited from $18.7 million in adjustments to Vacation Interests cost of sales resulting from current-period changes in estimates under the relative sales value method, which resulted in an increase to the carrying value of unsold Vacation Interests as of December 31, 2020.

The Company recognized $4.1 million in adjustments to Vacation Interests cost of sales resulting from current-period changes in estimates under the relative sales value method, which resulted in a decrease to the carrying value of unsold Vacation Interests as of December 31, 2019.

Note 11—Property and Equipment, Net

Property and equipment, net as of December 31 of each of the years presented below consisted of the following (in millions):

	2020	2019
Land and improvements	$105.6	$105.4
Buildings and leasehold improvements	236.9	220.2
Computer software	68.0	59.8
Furniture and office equipment	25.1	24.8
Computer equipment	21.8	20.5
Construction in progress	25.3	24.6

Property and equipment, gross	482.7	455.3
Less accumulated depreciation	(122.5)	(89.7)

Property and equipment, net	$360.2	$365.6

On August 21, 2018, the Company entered into a purchase and sale agreement to sell undeveloped land with a carrying value of $6.4 million for a selling price of $7.0 million. During the year ended December 2019, when the sale became probable of being completed, the Company reclassified the undeveloped land from property and equipment, net to assets held for sale in the consolidated balance sheet as of December 31, 2019. The sale closed in January 2020.

For the years ended December 31, 2020, 2019 and 2018, depreciation expense related to property and equipment was $32.8 million, $33.9 million and $30.3 million, respectively.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 12—Goodwill

The carrying amount of goodwill by reportable segment are as follows (in millions):

	Hospitality and Management Services (a)	Vacation Interests Sales and Financing (b)	Total Company
Balance as of December 31, 2018	$881.6	$103.4	$985.0
Impact of currency translation adjustment	—	—	—

Balance as of December 31, 2019	881.6	103.4	985.0
Goodwill impairment	—	(103.4)	(103.4)
Impact of currency translation adjustment	—	—	—

Balance as of December 31, 2020	$881.6	$—	$881.6

(a)	Accumulated goodwill impairment was $24.4 million for all periods presented.
(b)	Accumulated goodwill impairment was $141.2 million and $37.8 million as of December 31, 2020 and December 31, 2019, respectively.

As a result of global economic uncertainty and the closure of most of the Company’s resorts and sales centers due to COVID-19 during the first quarter of 2020, the Company tested goodwill recorded on its North America Vacation Interests sales and financing (“NA VISF”) reporting unit for impairment by comparing the fair value of the NA VISF reporting unit to its carrying value, including goodwill.

The fair value of the NA VISF reporting unit was determined using a combination of both an income approach, based on the present value of discounted cash flows, and a market approach. Due to current market volatility and lack of reliable market data, the Company determined that the income approach provided a more reliable estimate of the fair value of the NA VISF reporting unit. As a result of this analysis, the Company recognized a full impairment charge totaling $103.4 million in its Vacation Interests sales and financing reportable segment during the first quarter of 2020, which resulted in tax benefit of $2.5 million.

The Company’s estimate of fair value of the NA VISF reporting unit was performed using Level 3 inputs utilizing estimated future cash flows discounted at rates commensurate with the capital and cost of capital of comparable market participants. The income approach requires several assumptions including those regarding future revenue growth, EBITDA (earnings before interest, taxes, depreciation and amortization) margins, and capital expenditures, which are the basis for information used in the discounted cash flow model. The weighted-average cost of capital used in the income approach ranged from 12.5% to 13.0%, with a terminal revenue growth rate of 3.0%.

There were no impairments of goodwill during the year ended December 31, 2019.

Note 13—Other Intangible Assets, Net

Other intangible assets, net consisted of the following as of December 31, 2020 (in millions):

	Asset Lives	Gross Carrying Cost	Accumulated Amortization	Net Book Value
Management contracts	14 to 27	$994.5	$(158.6)	$835.9
Member relationships and the Clubs	5 to 8	234.5	(155.7)	78.8
Trade names and other intangible assets	6 to 20	148.9	(50.5)	98.4

Total other intangible assets		$1,377.9	$(364.8)	$1,013.1

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Other intangible assets, net consisted of the following as of December 31, 2019 (in millions):

	Asset Lives	Gross Carrying Cost	Accumulated Amortization	Net Book Value
Management contracts	14 to 27	$993.5	$(121.5)	$872.0
Member relationships and the Clubs	5 to 8	234.4	(119.8)	114.6
Other intangible assets	6 to 20	148.7	(38.7)	110.0

Total other intangible assets		$1,376.6	$(280.0)	$1,096.6

For the years ended December 31, 2020, 2019 and 2018, amortization expense for other intangible assets was $84.3 million, $84.4 million and $83.6 million, respectively.

The following reflects the estimated future aggregate amortization expense for intangible assets for the following years as of December 31, 2020 (in millions):

2021	$84.3
2022	74.9
2023	54.6
2024	51.7
2025	46.1
2026 and thereafter	701.5

Total	$1,013.1

Note 14—Accrued Liabilities

Accrued liabilities consisted of the following as of December 31 of each of the following years (in millions):

	2020	2019
Accrued payroll and related	$29.7	$43.3
Accrued other taxes	40.7	38.9
Accrued litigation	8.2	37.8
Accrued interest	35.8	35.6
Accrued marketing expenses	22.7	29.8
Accrued lease liability	23.0	29.6
Accrued commissions	9.2	19.5
Accrued third-party inventory recovery and repurchase liability	11.1	14.7
Accrued insurance	13.2	11.8
Accrued professional fees	9.2	9.1
Liability for unrecognized tax benefit (a)	7.1	7.1
Other	23.7	19.8

Total accrued liabilities	$233.6	$297.0

(a)	See “Note 18—Income Taxes” for additional information related to this item.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 15—Deferred Revenues

Deferred revenues consisted of the following as of December 31 of each of the following years (in millions):

	2020	2019
Deferred sales incentives revenue	$93.0	$104.3
Deferred membership services revenue	16.1	22.1
Deferred VOI sales revenue	9.9	5.8
Deferred management fee revenue	9.3	8.3
Deferred maintenance fee revenue	8.4	7.7
Accrued guest deposits	2.0	3.2
Other	7.7	6.8

Total deferred revenues	$146.4	$158.2

The following table presents changes in deferred revenues for the years ended December 31 presented below (in millions):

	2020	2019
Balance beginning of period	$158.2	$175.4
Additional deferrals	185.7	248.1
Amounts recognized in revenue	(199.3)	(264.3)
Impacts of foreign currency translation	1.8	(1.0)

Balance, end of period	$146.4	$158.2

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 16—Borrowings

The Company’s indebtedness consisted of the following as of the dates presented below ($ in millions):

	December 31, 2020							December 31, 2019
	Principal Balance	Stated or Weighted Average Interest Rate	Maturity		Gross Amount of Vacation Interests Notes Receivable as Collateral	Borrowing / Funding Availability		Principal Balance
Senior Facilities	$865.0	4.80%	9/2/2023	(4)	$—	$92.0		$873.9
Original issue discount and debt issuance costs related Senior Facilities	(26.9)							(35.7)
First Lien Notes	500.0	7.75%	9/1/2023		—	—		500.0
Senior Notes	591.0	10.75%	9/1/2024		—	—		591.0
Original issue discount and debt issuance costs related to First Lien Notes and Senior Notes	(29.4)				—	—		(36.4)
Notes payable-insurance policies and other	6.7	3.1%	Various		—	—		11.2

Total Corporate Indebtedness, net	1,906.4				—	92.0		1,904.0

Quorum Facility	1.2	4.1%	Various		4.3	—		3.4
Diamond Resorts Owner Trust 2016-1	19.5	3.1%	11/20/2028		21.5	—		26.7
Diamond Resorts Owner Trust 2017-1	62.9	3.5%	10/22/2029		65.9			85.9
Diamond Resorts Owner Trust 2018-1	147.8	4.1%	1/21/2031		155.7	—		207.0
Diamond Resorts Owner Trust 2019-1	251.8	3.3%	2/20/2032		250.9	—		366.3
Premium Yield Facility	16.5	4.8%	3/20/2031		24.6	—		30.4
Funding Facilities	154.5	2.7%	Various		184.4	520.5		—
Original issue discount and debt issuance costs related to Securitization notes	(12.0)							(14.4)

Securitization notes and Funding Facilities, net (1)	642.2		Various		707.3	520.5	(2)	705.3

Total (3)	$2,548.6				$707.3	$612.5		$2,609.3

(1)	Non-recourse indebtedness.
(2)

Borrowing / funding availability is calculated as the difference between the maximum commitment amount and the outstanding principal balance; however, the actual availability is dependent on the amount of eligible VOI notes receivable that serve as the collateral for such borrowings.

(3)	Excludes debt issuance costs associated with Funding Facilities and the Revolving Credit Facility which are included in prepaid expenses and other assets in the consolidated balance sheet.
(4)	The Revolving Credit Facility has a maturity date of June 2, 2023.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Senior Facilities

On September 2, 2016, DRII entered into an $800.0 million senior secured financing (the “Senior Facilities”) consisting of: (i) a $700.0 million term loan facility with a maturity of seven years (the “Term Loan Facility”); and (ii) a $100.0 million revolving credit facility with a maturity of five years (the “Revolving Credit Facility”). DRII may request one or more incremental term loan facilities and/or increase commitments under the Revolving Credit Facility in an aggregate amount of up to the sum of (i) $275.0 million plus (ii) an additional amount if the Company attains certain leverage ratios, subject to certain conditions and receipt of commitments by existing or additional lenders.

On April 16, 2018, the Company entered into an incremental assumption agreement with certain lenders of our Senior Facilities to borrow an additional principal amount of $200.0 million of term loans (the “Incremental Term Loans”). The terms, conditions, and covenants applicable to the Incremental Term Loans are consistent with those of the existing term loans under the Senior Facilities. The net proceeds of the Incremental Term Loans were used to finance the acquisition of the Modern and to pay fees and expenses in connection therewith.

On June 15, 2018, the Company repriced the $889.5 million of term loans outstanding under the Senior Facilities (the “Repricing”). The Repricing effectively replaced DRII’s existing senior secured term loans (the “Existing Term Loans”) with senior secured term loans which bear interest equal to, at the option of DRII, either (a) a London interbank offered rate (“LIBOR”) determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor, or (b) a base rate determined by reference to the highest of: (i) the federal funds rate plus 0.50% per annum; (ii) the prime rate quoted by The Wall Street Journal (or another similar rate as determined by the administrative agent); or (iii) the one-month adjusted LIBOR plus 1% per annum, in each case plus an applicable margin of 3.75% for LIBOR loans and 2.75% for base rate loans (the “Repricing Term Loans”). The Repricing Term Loans bear a lower interest rate and have the same maturity date as the Existing Term Loans.

DRII is required to pay a $2.2 million quarterly principal payment in respect of the Term Loan Facility and a commitment fee, at a rate equal to 0.5% per annum, to the lenders under the Revolving Credit Facility in respect of any unutilized commitments thereunder. The interest rate for borrowings under the Revolving Credit Facility is subject to a step-down of 50 basis points per annum based on an achievement of certain net first lien senior secured leverage ratios. DRII is also required to pay customary agency fees as well as letter of credit participation fees on the daily stated amount of outstanding letters of credit and a fronting fee computed at a rate equal to 0.125% per annum on the daily stated amount of each letter of credit. Commencing with the year ended December 31, 2017, the Senior Facilities requires prepayments of excess cash flow (as defined in the credit agreement) which are subject to acceptance by the lenders. The Company expects that the required prepayment due in April 2021, if any, will not be material.

All obligations under the Senior Facilities are secured by a pledge of DRII’s capital stock and substantially all of DRII’s assets and those of each subsidiary guarantor, including capital stock of the domestic subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to certain exceptions. Such security interests consist of a first-priority lien with respect to the collateral.

The Senior Facilities provides for a $100.0 million revolving credit facility. On August 12, 2020 and September 16, 2020, the Company entered into incremental assumption agreements with certain lenders of the Senior Facilities primarily to extend the maturity of an aggregate $100.0 million of revolving facility commitments from September 2, 2021 to June 2, 2023.

As of December 31, 2020, $8.0 million was committed to outstanding letters of credit. After consideration of the letter of credit commitments, $92.0 million of additional borrowing capacity is available as of

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2020. To manage exposure to interest rate increases on variable rate debt, the Company enters into interest rate swap contracts. Refer to “Note 20—Fair Value Measurements” for additional information.

First Lien Notes

On August 31, 2016, Dakota Merger Sub completed the offering of the $500.0 million first-priority senior secured notes due September 1, 2023 (the “First Lien Notes”). On September 2, 2016, upon the completion of the Apollo Merger, DRII continued its existence as the issuer of the First Lien Notes and the proceeds of the First Lien Notes were released from escrow to fund the Apollo Merger and to pay related fees and expenses.

DRII may redeem the First Lien Notes at its option, in whole at any time or in part from time to time, at the redemption prices set forth in the indenture governing the First Lien Notes. DRII’s obligations under the First Lien Notes and the First Lien Notes Indenture are guaranteed, jointly and severally, on a senior secured first-priority basis, by each of DRII’s present and future direct and indirect wholly-owned material domestic subsidiaries that guarantee its Senior Facilities. The First Lien Notes and the related guarantees are secured by first-priority security interests in the collateral owned by DRII and the subsidiary guarantors that also secure the Senior Facilities, subject to certain permitted liens and exceptions as further described in the First Lien Notes Indenture and the related security documents.

Senior Notes

On August 31, 2016, Dakota Merger Sub completed the offering of the $600.0 million senior notes due on September 1, 2024 (the “Senior Notes”). On September 2, 2016, upon the completion of the Apollo Merger, DRII continued its existence as the issuer of the Senior Notes and the proceeds of the Senior Notes were released from escrow to fund the Apollo Merger and to pay related fees and expenses.

DRII may redeem the Senior Notes at its option, in whole at any time or in part from time to time, at the redemption prices set forth in the indenture governing the Senior Notes (the “Senior Notes Indenture”). DRII’s obligations under the Senior Notes and the Senior Notes Indenture are guaranteed, jointly and severally, on a senior unsecured basis, by each of DRII’s present and future direct or indirect wholly-owned material domestic subsidiaries that guarantee its Senior Facilities.

On December 19, 2018, DRII entered into an agreement with an agent to execute the repurchase of Senior Notes through open market purchases (the “Bond Repurchase Plan”). The Company repurchased an aggregate principal amount of $9.0 million of the Senior Notes. The Bond Repurchase Plan expired on June 15, 2019.

Securitization notes and Funding Facilities, net

As discussed in “Note 9—Variable Interest Entities,” the Company issues debt through the securitization of Vacation Interests notes receivable and enters into Funding Facilities, which are issued through SPEs.

As of December 31, 2020, the Company’s securitized debt of $654.2 million, excluding debt issuance costs, was collateralized by $707.3 million of underlying gross Vacation Interests notes receivable and related assets.

Funding Facilities

The Company enters into Funding Facilities, which are issued through SPEs (see “Note 9—Variable Interest Entities”). The Company’s Funding Facilities bear a variable interest rate plus a margin and are subject to non-use fees. Borrowing under the Funding Facilities are non-recourse to the Company (other than the applicable wholly-owned special purpose borrower) and contain financial covenants consistent with the Company’s other existing facilities of this type and customary default provisions.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The table below summarizes key terms for each of the Funding Facilities as of December 31, 2020:

	Maximum Commitment	Stated Maturity	Loan Advance Period	Amortization Period
Credit Suisse Conduit Facility	$200.0	08/24/2023	24 months	12 months
Capital One Conduit Facility	$150.0	09/30/2024	24 months	24 months
Deutsche Bank Conduit Facility	$200.0	11/18/2023	36 months	12 months
Natixis Conduit Facility	$125.0	03/22/2023	24 months	24 months

Additional usage of the capacity of the Company’s Funding Facilities is subject to the Company’s ability to provide additional Vacation Interests notes receivable.

Deutsche Bank Conduit Facility

On July 15, 2020, the Company amended the Deutsche Bank Conduit Facility to reduce the maximum commitment amount for aggregate borrowings from $250.0 million to $200.0 million and provide flexibility with respect to satisfying certain financial covenants through the first quarter of 2021 due to the ongoing and uncertain future impact of COVID-19.

Capital One Conduit Facility

On August 4, 2020, DRII and certain of its subsidiaries entered into an amendment and waiver agreement related to the Company’s warehouse loan facility with Capital One, National Association (the “Waiver”). The Waiver provides flexibility with respect to satisfying certain financial covenants and with respect to pledged collateral for the second quarter of 2020.

On September 30, 2020, the Company amended the Capital One Conduit Facility to: (i) extend the stated maturity to September 30, 2024 and the commitment expiration to September 30, 2022, and: (ii) provide additional flexibility with respect to certain financial covenants through the second quarter of 2021.

Credit Suisse Conduit Facility

On August 24, 2020, the Company amended the Credit Suisse Conduit Facility to: (i) extend the stated maturity to August 24, 2023 and the commitment expiration to August 24, 2022; (ii) reduce the maximum commitment amount for aggregate borrowings from $300.0 million to $200.0 million and; (iii) provide flexibility with respect to satisfying certain financial covenants through the second quarter of 2021 due to the ongoing and uncertain future impact of COVID-19 (the “Note Funding Agreement”). The maximum commitment can be increased up to $300.0 million prior to the commitment expiration date subject to consent by all parties to the amended Note Funding Agreement.

Wells Fargo Conduit Facility

On September 9, 2020, the Company terminated the Wells Fargo Conduit Facility, which historically provided for a maximum commitment amount of $75.0 million. The Company paid $29.3 million to redeem the remaining aggregate principal amount of commitments outstanding.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Original Issue Discount and Debt Issuance Costs

Amortization of original issue discount and debt issuance costs included in interest expense consisted of the following for the years ended December 31, presented below (in millions):

	2020	2019	2018
Amortization of capitalized financing costs and original issue discounts	$22.0	$21.2	$21.3

During the year ended December 31, 2020, the Company capitalized $4.1 million in financing costs related to the amendment of the Funding Facilities and the extension of the Revolving Credit Facility. The reduction in maximum commitments on certain of the Company’s Funding Facilities resulted in the write-off of $0.4 million of unamortized financing costs included in loss (gain) on extinguishment of debt in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2020.

Covenant Restrictions and Limitations

The Company’s Senior Facilities, the First Lien Notes, the Senior Notes, securitization notes and Funding Facilities all contain various restrictions and limitations that may affect the Company’s business and affairs. These include, but are not limited to, restrictions and limitations relating to its ability and the ability of its subsidiaries to incur indebtedness and other obligations, to make investments and acquisitions, to pay dividends and to repurchase shares of the Company’s common stock. The Company’s Revolving Credit Facility includes a springing financial maintenance covenant that requires that the Company’s net first lien leverage ratio (the ratio of consolidated net debt secured by first-priority liens on the collateral to last years’ Pro Forma Adjusted EBITDA, as defined in the Senior Facilities) not exceed 3.75 to 1.00. The covenant is only required to be tested on a quarterly basis when the Revolving Credit Facility is more than 30% drawn (excluding up to $15.0 million of outstanding letters of credit) and will be a condition to drawings under the Revolving Credit Facility that would result in more than 30% drawn thereunder. The failure of the Company to comply with any of these provisions, or to pay its obligations, could result in foreclosure by the lenders of their security interests in the Company’s assets, and could otherwise have a material adverse effect on the Company. As of December 31, 2020, the Company was in compliance with all financial covenants.

The anticipated maturities of the Company’s borrowings are as follows (in millions):

Due in the year ending December 31:
2021	$120.3
2022	128.7
2023	1,479.9
2024	655.2
2025	35.2
2026 and thereafter	197.6

Total contractual obligations	2,616.9
Unamortized original issue discounts and debt issuance costs, net	(68.3)

Total borrowings as of December 31, 2020	$2,548.6

Note 17—Leases

A significant portion of the Company’s leases includes real estate leases for administrative facilities and sales offices, as well as, leases for office equipment and vehicles. The longest of these lease obligations extends

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

into 2025. The Company has made an accounting policy election to not apply the recognition requirements of ASC 842 to leases with terms of 12 months or less. With the exception of sales center leases, which contain significant non-lease marketing components, the Company has made an accounting policy election to not separate non-lease components from lease components.

Typically, the Company’s real estate leases have minimum lease payments that increase over the life of the agreement by a fixed percentage or an amount based upon the change in a designated index. Certain of the Company’s lease agreements have renewal options and options to purchase the leased property which are both at the Company’s sole discretion and generally have not been determined reasonably certain of exercise. The depreciable life of assets are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

If the rate implicit in the lease is not readily determinable, the Company utilizes its incremental borrowing rate. The Company’s estimate of its incremental borrowing rate is calculated on a quarterly basis and incorporates various factors, including United States’ treasury rates and the Company’s historical borrowing rates adjusted for collateralized borrowings.

Certain of the Company’s real estate lease agreements include variable payments based on a percentage of revenue or number of tours generated, in excess of base rent while others include rental payments adjusted periodically for inflation. The Company’s equipment lease agreements typically include variable payments based on performance, in excess of base rent. The Company’s lease agreements do not contain any restrictive covenants or material residual value guarantees.

The Company’s right-of-use assets and lease liabilities for the year ended December 31 presented below (in millions):

Leases	Classification	2020	2019
Right-of-use assets:
Operating	Prepaid expenses and other assets	$21.3	$28.0
Finance	Property and equipment, net (a)	0.7	1.1

Total right-of-use assets		$22.0	$29.1

Lease liabilities:
Operating	Accrued liabilities	$23.0	$29.6
Finance	Corporate indebtedness, net	0.7	1.1

Total lease liabilities		$23.7	$30.7

(a)	Finance lease assets are recorded net of accumulated depreciation of $1.0 million and $0.6 million as of December 31, 2020 and 2019, respectively.

Lease costs for the year ended December 31 presented below consisted of the following (in millions):

Lease Costs	Classification	2020	2019
Operating lease costs	Advertising, sales and marketing (a)	$5.5	$5.7
Operating lease costs	General and administrative (b)	6.7	7.1

Total operating lease costs (c)		$12.2	$12.8

(a)

Amounts include variable lease costs of $0.9 million and $0.8 million for the years ended December 31, 2020 and 2019, respectfully, and short-term lease costs of $0.6 million for the each of the years ended December 31, 2020 and 2019.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(b)	Amounts include variable lease costs of $0.2 million and $0.4 million for the years ended December 31, 2020, and 2019, respectively.
(c)	Finance lease costs were not material for the years ended December 31, 2020 and 2019.

Future minimum lease payments as of December 31, 2020, for the years presented below were as follows (in millions):

Due in the year ended December 31:	Operating Leases	Finance Leases
2021	$8.0	$0.4
2022	6.9	0.2
2023	6.6	0.1
2024	1.8	—
2025	1.2	—
2026 and thereafter	—	—

Total future minimum lease payments as of December 31, 2020	24.5	0.7

Less: Interest	(1.5)	—

Present value of lease liabilities as of December 31, 2020	$23.0	$0.7

Future minimum lease payments as of December 31, 2019, for the years presented below were as follows (in millions):

Due in the year ended December 31:	Operating Leases	Finance Leases
2020	$9.7	$0.4
2021	7.8	0.4
2022	6.3	0.3
2023	6.0	0.1
2034	1.2	—
2025 and thereafter	0.9	—

Total future minimum lease payments as of December 31, 2019	$31.9	$1.2

Less: Interest	(2.3)	(0.1)

Present value of lease liabilities as of December 31, 2019	$29.6	$1.1

The Company’s weighted-average remaining lease term and weighted-average discount rates for the years ended December 31 presented below are as follows:

	2020	2019
Weighted- average remaining lease term (years)
Operating leases	3.3	3.8
Finance leases	2.2	3.2
Weighted-average discount rate
Operating leases	3.8%	4.0%
Finance leases	4.1%	4.1%

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The following represents other information related to leases for the years ended December 31 presented below (in millions):

	2020	2019
Operating cash outflows related to operating leases	$10.1	$11.2
Lease assets obtained in exchange for new operating lease liabilities	2.4	2.5

Cash flows related to finance leases and lease assets obtained in exchange for new finance lease liabilities were not material for the years ended December 31, 2020 and 2019.

Note 18—Income Taxes

Income tax (benefit) expense consisted of the following for the years ended December 31, presented (in millions, except effective tax rate):

	2020	2019	2018
Current:
Federal	$0.1	$0.8	$(4.0)
State	—	3.3	(1.6)
Foreign	2.6	4.9	4.3

Total current (benefit) provision for income taxes	2.7	9.0	(1.3)

Deferred:
Federal	(47.6)	(9.5)	(39.2)
State	(5.6)	3.8	(1.1)
Foreign	1.2	0.5	(0.7)

Total deferred benefit for income taxes	(52.0)	(5.2)	(41.0)

(Benefit) provision for income taxes	$(49.3)	$3.8	$(42.3)

Loss before income taxes was comprised of the following for each of the following years ended December 31 (in millions):

	2020	2019	2018
Domestic	$(324.2)	$(48.0)	$(192.4)
Foreign	(9.7)	8.8	(9.4)

Loss before income taxes	$(333.9)	$(39.2)	$(201.8)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The reconciliation between the statutory provision for income taxes and the actual provision for income taxes is shown as follows for each of the following years ended December 31 (in millions):

	2020	2019	2018
Income tax benefit expense at U.S. federal statutory rate	$(70.1)	$(8.2)	$(42.4)
State tax (benefit) provision expense, net of federal effect	(5.6)	6.3	(2.4)
Asset impairments	19.5	—	3.7
Rate differences between U.S. and foreign tax jurisdictions	0.9	0.7	0.3
Dual consolidated loss expiration	0.8	5.6	—
Change in valuation allowance	1.2	(3.4)	(1.5)
Nondeductible interest	0.8	1.6	—
Checked entities adjustment	0.6	1.3	1.3
Consolidation adjustments	(0.4)	(0.9)	1.1
Foreign withholding tax	0.5	0.6	0.5
Payable adjustment	(0.5)	0.5	—
Uncertain tax position interest	0.1	0.3	(4.0)
Transaction costs	—	—	0.6
Permanent differences	0.4	—	2.6
Other	2.5	(0.6)	(2.1)

(Benefit) provision for income taxes	$(49.3)	$3.8	$(42.3)

The Company’s deferred tax assets and liabilities are as follows as of December 31 of each of the following years (in millions):

	2020	2019
Allowance for losses	$70.0	$80.1
Deferred profit	37.7	29.8
NOL carryover	156.2	107.8
Transaction costs	2.6	2.4
Accrued expenses and prepaid assets	17.6	25.8
Minimum tax credit	7.1	7.6
Other	11.4	9.5

Total gross deferred tax assets	302.6	263.0
Valuation allowance	(44.1)	(41.1)

Total net deferred tax assets	258.5	221.9
Installment sales	(254.9)	(249.9)
Intangible assets	(220.6)	(237.0)
Unsold Vacation Interests adjustments	(132.2)	(125.7)
Other	(34.2)	(43.0)

Total deferred tax liability	(641.9)	(655.6)

Net deferred tax liability	$(383.4)	$(433.7)

The Company’s 2020 effective tax rate was impacted by goodwill impairment, permanently non-deductible book-tax differences, and the effect of foreign earnings includible in U.S. taxable income. The Company’s 2019 effective tax rate was impacted by the change in global valuation allowances against net deferred tax assets in various jurisdictions and a change in US state tax apportionment and rates that impact our tax posture in future

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

years. The Company’s 2018 effective tax rate was impacted by asset impairment and permanently non-deductible book-tax differences.

The Company has considered the income tax accounting and disclosure implications of the relief provided by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act enacted on March 27, 2020. The effect of tax law changes is generally required to be recognized in the interim period in which the legislation is enacted and reflected in the computation of the annual effective tax rate, depending on the nature of the change. As of December 31, 2020, the Company evaluated the income tax provisions of the CARES Act and has determined there to be an immaterial effect on the December 31, 2020 computation of the effective income tax rate for the year. The Company will continue to evaluate the income tax provisions of the CARES Act and monitor the developments in the jurisdictions where it has significant operations for tax law changes that could have income tax accounting and disclosure implications. The Company recorded $6.6 million of employee retention payroll tax credits pursuant to the CARES Act and similar foreign government programs in the twelve months ended December 31, 2020.

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carry-forwards be recorded as an asset to the extent that management assesses that realization is “more-likely-than-not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry-forward period, including the reversal of existing taxable temporary differences. The Company maintains a valuation allowance against its deferred tax assets in certain foreign jurisdictions, including its branch operations in St. Maarten. Due to the Company’s history of operating losses in those locations, and in the absence of significant objectively-verifiable positive evidence, the Company believes that realization of the deferred tax assets arising from the above-mentioned future tax benefits is currently not “more-likely-than-not” and, accordingly, has provided a valuation allowance.

As of December 31, 2020, the Company had $500.5 million of unused federal net operating losses (“NOLs”) carry-forwards, $300.8 million of unused state NOLs, and $150.0 million of foreign NOLs with expiration dates from 2021 through 2038 (except for certain US and foreign NOLs that do not expire) that may be applied against future taxable income, subject to certain limitations.

As a result of prior changes in ownership and the Apollo Merger, the Company’s ability to use its federal NOLs is subject to limitation calculations under Internal Revenue Code Section 382 (“Section 382”), however, the Company is not currently subject to an NOL usage limitation under Section 382. Our ability to utilize NOLs loss carryforwards against future U.S. federal taxable income may be limited in the future in the event of a 50% or more ownership change in our 5% shareholders. Certain state NOLs may be subject to similar limitations.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements. ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with ASC 740 is a two-step process. The first step is recognition: the Company determines whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the “more-likely-than-not” recognition threshold, the Company presumes that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: a tax position that meets the “more-likely-than-not” recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The following table summarizes the activity related to the Company’s unrecognized tax benefits (in millions):

Amount
Balance as of December 31, 2017	$86.2
Decrease related to tax positions taken during a prior period	(53.1)
Decrease related to lapse of statute of limitations	(26.0)

Balance as of December 31, 2018	7.1

Decrease related to tax positions taken during a prior period	—
Decrease related to lapse of statute of limitations	—

Balance as of December 31, 2019	7.1

Decrease related to tax positions taken during a prior period	—
Decrease related to lapse of statute of limitations	—

Balance as of December 31, 2020	$7.1

The gross amount of the unrecognized tax benefit as of December 31, 2020 that, if recognized, would affect the Company’s effective tax rate was zero.

The Company’s continuing practice is to recognize potential interest and/or penalties related to income tax matters in the income tax provision. The Company has accrued $0.6 million for the payment of interest in the consolidated balance sheet as of December 31, 2020.

It is reasonably possible that the unrecognized tax benefit will be reduced to zero during the next twelve months due to the expiration of the applicable statute of limitations.

The Company operates in multiple tax jurisdictions, both within the U.S. and outside of the U.S. The Company is no longer subject to income tax examinations by tax authorities in its major tax jurisdictions as follows:

Tax Jurisdiction	Tax Years No Longer Subject to Examination
United States	2009 and prior
United Kingdom	2018 and prior
Spain	2016 and prior

Note 19—Commitments and Contingencies

Contractual Obligations

The Company has entered into various contractual obligations primarily related to sales center remodeling, property amenity improvement and corporate office expansion projects. The total remaining commitment was $3.9 million as of December 31, 2020.

Hurricane Irma

In September 2017, Hurricane Irma, a Category 5 hurricane, inflicted widespread damage to St. Maarten in the Caribbean, where two resorts in the Company’s resort network are located. The hurricane adversely impacted the Company’s resort operations and caused significant damage to certain of the resorts; however, the

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Company’s managed resorts are covered by all-risk property insurance policies, as well as coverage for business interruption, with reasonable market deductibles. The resorts located in St. Maarten reopened in January 2021 and the closure did not have a material negative financial impact to the Company.

Acquisition-related Contingencies

In connection with an acquisition prior to the Apollo Merger, the Company entered into agreements pursuant to which the Company is required to purchase certain seller-retained Vacation Interests notes receivable in exchange for the right to recover the underlying VOIs (the “Default Recovery Agreements”). Amounts due under the Default Recovery Agreements and included in accrued liabilities were $3.8 million and $7.3 million as of December 31, 2020 and 2019, respectively.

Litigation Related to the Apollo Merger

On October 21, 2016, a purported former stockholder of DRII filed a putative class action in the Court of Chancery in Delaware on behalf of DRII’s former stockholders against its former directors and its former financial advisor (the “Delaware Action”). The plaintiff claimed that the former directors breached their fiduciary duties in approving the tender offer by which affiliates of Apollo acquired DRII in the Apollo Merger, and that the former financial advisor aided and abetted those alleged breaches. Specifically, the plaintiff claimed that the former directors improperly approved an incomplete solicitation that was sent to DRII’s stockholders in connection with the tender offer, and failed to take certain required actions in the process preceding the approval of the tender offer. The plaintiff sought unspecified damages. All defendants moved to dismiss the complaint, and the court dismissed all claims in the suit on July 13, 2017. On August 11, 2017, the plaintiff filed an appeal with the Delaware Supreme Court of the Court of Chancery’s decision, with such appeal taken as to the dismissal of the claims against DRII’s former directors, but not taken with respect to the dismissal of the claims against its former financial advisor. On February 20, 2018, the Delaware Supreme Court reversed the decision and remanded the case for further proceedings in the Court of Chancery.

On August 29, 2018, plaintiff filed an amended complaint in which he added another former director and Apollo Management VIII, L.P as defendants alleging that the former director breached his fiduciary duties to DRII’s stockholders and that Apollo Management VIII, L.P., as the acquirer of DRII, aided and abetted the directors’ breaches of fiduciary duty. On October 15, 2018, Apollo Management VIII, L.P. and another defendant filed motions to dismiss the claims alleged against them.

On July 23, 2018, another purported former stockholder of DRII filed a putative class action in the United States District Court for the District of Nevada against DRII and certain of its former directors and officers (the “Nevada Action”). The plaintiff alleged that DRII’s disclosures in connection with the Apollo Merger were false and misleading, in violation of Sections 14(e) and 20(a) of the Securities Exchange Act of 1934. On September 24, 2018, other purported former stockholders of DRII filed a Motion for Appointment of Counsel and for Appointment as Lead Plaintiffs and, on September 26, 2018, the Court granted the motion. Subsequently, on December 12, 2018, lead plaintiffs filed an amended complaint in which it added another officer of DRII as a defendant and alleged additional claims under Section 14(e) as well as Section 10(b) of the Securities Exchange Act of 1934. On May 9, 2019, DRII and all but one of the defendants moved to dismiss the amended complaint.

On November 1, 2019, the parties in the Delaware Action agreed to a settlement that releases and discharges all of the claims asserted in both the Delaware Action and the Nevada Action, and the plaintiffs in the Nevada Action signed an agreement supporting the settlement. The settlement includes no admission of liability or fault by any defendant and a settlement payment that will be paid primarily by funds from available insurance and

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

which is not expected to have a material adverse effect on the Company’s business, financial condition, or results of operations. The Delaware Court of Chancery entered an order and final judgment approving the settlement on February 20, 2020. On July 13, 2020, pursuant to the settlement agreement, the Company made a final payment of $25.3 million.

Litigation Contingencies

From time to time, the Company is subject to certain legal proceedings and claims in the ordinary course of business. The Company evaluates these legal proceedings and claims at each balance sheet date to determine the degree of probability of an unfavorable outcome and, when it is probable that a liability has been incurred, the Company’s ability to make a reasonable estimate of loss. The Company records a contingent litigation liability when it determines that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company has accrued liabilities of $8.2 million and $37.8 million for all legal matters that were contingencies as of December 31, 2020 and December 31, 2019, respectively. For those legal contingencies as to which a loss is reasonably possible and for which the Company is able to estimate a range of possible loss, the current estimated range is up to approximately $2.9 million in excess of recorded accruals.

The Company has also recognized $21.0 million of expected insurance recoveries related to contingent litigation liabilities in other receivables on the consolidated balance sheet as of December 31, 2019. As of December 31, 2020, all amounts have been recovered.

While management presently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not materially harm the Company’s financial condition, cash flows, or materially adversely affect overall trends in the Company’s results of operations, legal proceedings are inherently uncertain and unfavorable rulings could, individually or in aggregate, have a material adverse effect on the Company’s business, financial condition or results of operations.

Note 20—Fair Value Measurements

Financial assets and liabilities carried at fair value (the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date) are classified and disclosed in one of the following three categories:

•	Level 1: Quoted prices for identical instruments in active markets.

•

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.

•	Level 3: Unobservable inputs used when little or no market data is available.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2020 were as follows (in millions):

	Carrying Value	Total Estimated Fair Value	Estimated Fair Value (Level 2)	Estimated Fair Value (Level 3)
Assets:
Vacation Interests notes receivable, net	$609.5	$609.5	$—	$609.5
Liabilities:
Corporate indebtedness, net (a)	$1,906.4	$1,953.1	$1,953.1	$—
Securitization notes and Funding Facilities, net (a)	$642.2	$634.9	$471.8	$163.1
Interest rate swap contract	$6.3	$6.3	$—	$6.3

(a)	The carrying value is net of related debt issuance costs.

The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2019 were as follows (in millions):

	Carrying Value	Total Estimated Fair Value	Estimated Fair Value (Level 2)	Estimated Fair Value (Level 3)
Assets:
Vacation Interests notes receivable, net	$811.5	$811.5	$—	$811.5
Interests rate swap contract	1.8	1.8	—	1.8
Liabilities:
Corporate indebtedness, net (a)	$1,904.0	$2,016.5	$2,016.5	$—
Securitization notes and Funding Facilities, net (a)	$705.3	$724.3	$690.6	$33.7

(a)	The carrying value is net of related debt issuance costs.

The table above excludes cash and cash equivalents and cash in escrow and restricted cash, which had fair values approximating their carrying amounts due to the short maturities and liquidity of these items.

Level 3

The Company believes that the carrying value of Vacation Interests notes receivable, net approximated its fair value at December 31, 2020 and 2019, because the allowance for losses adjusts the carrying value of Vacation Interests notes receivable to management’s best estimate of collectability. See “Note 6—Vacation Interests Notes Receivable and Allowance” for additional details related to the Company’s allowance for loan losses.

The fair value of borrowings under the Funding Facilities as of December 31, 2020 and 2019 was determined based on an internal analysis performed by the Company utilizing a discounted cash flow model.

The Company enters into interest rate swap contracts to manage exposure to interest rate increases on variable rate debt. On August 23, 2019, the Company entered into an interest rate swap contract with a notional value of $300.0 million which provides that the Company pay interest at a fixed rate of 1.323% and receive interest at the one-month LIBOR rate. The interest rate swap expires in September 2022. The Company has not

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

designated the interest rate swap as a hedging instrument pursuant to ASC 815—Derivatives and Hedging; therefore, gains and losses associated with changes in the fair value of the interest rate swap are recognized in corporate indebtedness interest expense as they occur.

The Company recognized a loss of $10.2 million in the year ended December 31, 2020, which includes net cash payments of $2.1 million. The fair value of interest rate swap contracts was $6.3 million and is recognized in accrued liabilities on the consolidated balance sheet as of December 31, 2020. The fair value of interest rate swap contracts was $1.8 million and is recognized in prepaid expenses and other assets on the consolidated balance sheet as of December 31, 2019. The Company estimates the fair value of interest rate swap contracts based on valuation reports provided by the counterparty. The inputs used to measure the fair value of interest rate swap contracts are categorized as Level 3 in the fair value hierarchy based on the credit risk data used for the valuations, which were not directly observable and could not be corroborated by observable market data.

Level 2

The fair value of the borrowings under the Senior Facilities, the First Lien Notes, the Senior Notes, and the securitization notes as of December 31, 2020 and 2019 was determined using quoted prices for identical instruments in markets that are not active.

The fair value of notes payable, which are included in corporate indebtedness, net, was not calculated because they were either due within one year or were immaterial.

Note 21—Stock-Based Compensation

Equity Incentive Plan

On November 30, 2016, the Company established an equity incentive plan, which authorized the issuance of an aggregate of 10.5 million shares of Dakota’s common stock for awards, including restricted stock, restricted stock units (“RSUs”) and stock options (the “Equity Incentive Plan”) to certain employees or directors of, or consultants to, the Company and its subsidiaries. Certain of these awards are subject to performance-based and other vesting conditions, and contain a change-of-control provision.

Dakota issues non-qualified stock options to certain employees and non-employee directors of Dakota and its subsidiaries. The non-qualified stock option grants have a maximum contractual term of 10 years and exercise prices ranging from $10.00 to $18.88 per share. One-third of the grants generally vest and become exercisable in equal annual installments over a five-year period, subject to accelerated vesting upon a “change in control” and a grantee’s continued employment on the applicable vesting date (“Tranche A Service-Based Grants”). The Company utilizes the Black-Scholes option-pricing model to estimate the fair value of Tranche A Service-Based Grants.

The remaining two-thirds of the grants generally vest and become exercisable upon a “change in control,” provided that certain targeted levels of performance have been achieved (“Tranche B Performance-Based Grants”). The Company utilizes the Monte Carlo simulation model to estimate the fair value of Tranche B Performance-Based Grants.

On September 25, 2020, the Company granted 0.7 million restricted stock units (“2020 RSUs”) and 2.2 million stock options (“2020 Options”) to certain employees under its equity incentive plan. The 2020 RSUs have a weighted average fair value of $11.91 per share, vested in full on the grant date and will be settled in common shares no later than March 2021. The 2020 Options have a maximum contractual term of 10 years, vest in equal annual installments over a three- year period and are subject to accelerated vesting upon a “change in control” and a grantee’s continued service on the applicable vesting date.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

As of December 31, 2020, 1.2 million shares remained available for issuance as new awards under the Equity Incentive Plan.

Stock Options

The Company accounted for its stock-based compensation issued to its employees and non-employee directors (in their capacity as such) in accordance with ASC 718, “Compensation—Stock Compensation.” For a stock-based award with service-only vesting conditions, the Company measured compensation expense at fair value on the grant date and recognized this expense in the statements of operations and comprehensive (loss) income over the expected term during which the grantees provided service in exchange for the award. Forfeitures are recognized in the period which they occur. Expense related to the Tranche B Performance-Based Grants is recognized in the period in which it becomes probable that the performance target will be achieved. No compensation expense has been recognized to date since a “change in control” event has not occurred, nor is it considered probable.

The expected volatility was calculated based on the historical volatility of the stock prices for a group of identified peer companies for the expected term of the stock options on the grant date (which was significantly greater than the volatility of the S&P 500® index as a whole during the same period) due to the lack of historical trading prices of the Company’s common stock. For the Tranche A Service-Based Grants, the average expected option life represented the period of time the stock options were expected to be outstanding at the issuance date based on management’s estimate. The expected term of the Tranche B Performance-Based Grants was based on the expected time to a liquidity event, such as a “change in control” event. The risk-free interest rate was calculated based on the U.S. Treasury zero-coupon yield, with a remaining term that approximated the expected option life assumed at the date of issuance. The expected annual dividend per share was 0% based on the Company’s expected dividend rate. All options are scheduled to expire ten years from the grant date.

The fair value per share information, including related assumptions, used to determine compensation cost for the Company’s non-qualified stock options consisted of the following as of December 31, of each of the following years:

	2020	2019	2018
Weighted average fair value per share	$5.57	$5.14	$7.81
Expected stock price volatility (a)	49.8%	40.0%	40.0%
Expected option life (years) (b)	6.0	6.5	6.5
Risk-free interest rate (c)	0.40%	2.40%	2.89%
Expected annual dividend yield (d)	—%	—%	—%

(a)

The sum of: (i) the historical volatility of the stock prices for a group of identified peer companies for the expected term of the stock options on the grant date; and (ii) additional volatility to account for a higher leverage ratio compared to the peer group.

(b)	The period of time the options are expected to be outstanding as of the issuance date based on management’s estimate.
(c)	Based on the U.S. Treasury zero-coupon yield with a remaining term that approximated the expected option life assumed at the date of issuance.
(d)	Expected annual dividend per share based on the Company’s expected dividend rate.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The following table summarizes the activity related to the Company’s non-qualified stock options for the year ended December 31, 2020:

	Year ended December 31, 2020
	Options (In millions)	Weighted- Average Exercise Price (Per Share)	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In millions)
Outstanding at January 1	5.9	$11.63		$19.2
Granted	3.1	$12.00
Forfeited/Expired	(0.4)	$12.06

Outstanding at December 31	8.6	$11.74	7.7	$5.9

Exercisable at December 31	1.2	$11.18	6.5	$1.5

The following table summarizes the activity related to the Company’s non-qualified stock options for the year ended December 31, 2019:

	Year ended December 31, 2019
	Options (In millions)	Weighted- Average Exercise Price (Per Share)	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In millions)
Outstanding at January 1	6.5	$12.95		$23.4
Granted	0.4	$12.27
Forfeited/Expired	(1.0)	$12.07

Outstanding at December 31	5.9	$11.63	7.8	$19.2

Exercisable at December 31	0.8	$10.91	7.4	$3.2

The aggregate intrinsic value in the table above represented the total pre-tax intrinsic value that would have been realized by the option holders had all option holders exercised their options as of the date presented above. The intrinsic value of a stock option is the excess of the Company’s stock price on that date over the exercise price, multiplied by the number of shares subject to the option.

The following table summarizes the activity related to unvested stock options during the years ended December 31, 2020 and 2019:

	Year ended December 31, 2020		Year ended December 31, 2019
	Options (In millions)	Weighted- Average Exercise Price (Per Share)	Options (In millions)	Weighted- Average Exercise Price (Per Share)
Unvested at January 1	5.1	$11.76	5.9	$13.19
Granted	3.1	$12.00	0.4	$12.27
Vested	(0.4)	$11.81	(0.4)	$11.81
Forfeited	(0.4)	$12.21	(0.8)	$12.16

Unvested at December 31	7.4	$11.83	5.1	$11.76

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Stock-based Compensation Expense

The following table summarizes the Company’s stock-based compensation expense related to the Tranche A Service-Based Grants included in general and administrative expense for the years ended December 31, presented below (in millions):

	2020	2019	2018
Stock-based compensation	$13.1	$3.5	$2.6

Total unrecognized compensation cost related to stock options was $13.9 million as of December 31, 2020 and will be amortized over a weighted-average period of approximately three years.

Note 22—Stockholders’ Equity

Common and Preferred Stock

Dakota had 175.0 million shares of common stock authorized, at a par value of $0.01 per share, with 106.0 million shares issued and outstanding as of December 31, 2020 and 2019.

As of December 31, 2020 and 2019, Dakota had 10.0 million authorized shares of preferred stock, at a par value of $0.01 per share, with no shares issued or outstanding.

Dakota’s amended and restated certificate of incorporation authorize the Company to issue, without the approval of its stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over the common stock respecting dividends and distributions, as the Company’s board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of the common stock. The Company has the ability to set the terms related to any preferred stock which may be issued, including repurchase or redemption rights or liquidation preferences, as applicable.

Issuances of Common Stock

Following the Apollo Merger, the Company entered into a Management Investor Rights Agreement with certain employees and non-employee directors of the Company and Apollo. The agreement governs certain aspects of the Company’s relationship with its management stockholders, contains transfer restrictions on its common stock, and the Company may repurchase outstanding shares when the management stockholders’ employment with the Company is terminated.

Net Income (Loss) Per Share

The Company calculates net income (loss) per share in accordance with ASC 260, “Earnings Per Share.” Basic net income (loss) per share is calculated by dividing net income (loss) for common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per common share is calculated by dividing net income by weighted-average common shares outstanding during the period plus potentially dilutive common shares, such as stock options and restricted stock.

Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all options are used to repurchase common stock at market value. The amount of shares remaining after the proceeds are exhausted represents the potentially dilutive effect of the securities.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The following table sets forth the computation of basic and diluted net income (loss) per share for the years ended December 31, presented below (in millions, except per share amounts):

	2020	2019	2018
Computation of Basic Net Loss Per Share:
Net loss	$(284.6)	$(43.0)	$(159.5)

Weighted average shares outstanding	106.0	105.9	105.9

Basic net loss per share	$(2.68)	$(0.41)	$(1.51)

Computation of Diluted Net Loss Per Share:
Net loss	$(284.6)	$(43.0)	$(159.5)

Weighted average shares outstanding	106.0	105.9	105.9
Effect of dilutive securities:
Options to purchase common stock	—	—	—

Shares for diluted net loss per share	$106.0	$105.9	$105.9

Diluted net loss per share	$(2.68)	$(0.41)	$(1.51)

Note 23—Employee Benefit Plans

The Company has a qualified retirement plan (the “401(k) Plan”) with a salary deferral feature designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended. Subject to certain limitations, the 401(k) Plan allows participating U.S. employees to defer up to 60.0% of their eligible compensation on a pre-tax basis. The 401(k) Plan allows the Company to make discretionary matching contributions of up to 50.0% of the first 6.0% of employee compensation. In March 2020, the Company temporarily eliminated 401(k) matching contributions as a liquidity preservation measure due to the COVID-19 pandemic.

For the years ended December 31, 2020, 2019 and 2018, the Company made matching contributions to its 401(k) Plan of $0.7 million, $5.1 million and $4.7 million, respectively.

In addition, the Company has a self-insured health plan that covers substantially all of its full-time employees in the U.S. The health plan uses employee and employer contributions to pay eligible claims. To supplement this plan, the Company has a stop-loss insurance policy to cover individual claims in excess of $0.4 million. At December 31, 2020 and 2019, the Company accrued $4.3 million and $4.4 million, respectively, for claims that have been incurred but not reported. This accrual is recorded based on actuarial estimates that utilize the Company’s historical experience of claim payments and lag period between the service dates and claim payment dates in accrued liabilities on the consolidated balance sheets.

For the years ended December 31, 2020, 2019 and 2018, the Company recorded $23.7 million, $31.0 million and $28.0 million, respectively, in expenses associated with its health plans.

With certain exceptions, the Company’s European subsidiaries do not offer private health plans or retirement plans. The government in each country offers national health services and retirement benefits, which are funded by employee and employer contributions.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 24—Segment Reporting

Reportable Segments

The Company presents its results of operations in two reportable segments: (i) Vacation Interests sales and financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales and (ii) hospitality and management services, which includes operations related to the management of resort properties and the Diamond Collections, operation of the Clubs, food and beverage venues owned and managed by the Company and the provision of other services. While certain line items reflected on the consolidated statements of operations and comprehensive loss fall completely into one of these reportable segments, other line items relate to revenues or expenses which are applicable to both segments; specifically, other revenue and loan portfolio expense, which are allocated to the appropriate segment based on the nature of the underlying transactions. Certain expense items (principally corporate interest expense, depreciation and amortization and provision for income taxes) are not, in management’s view, allocable to either of these reportable segments, as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these reportable segments because, historically, management has not allocated these expenses for purposes of evaluating the performance of the Company’s different operational divisions. Accordingly, these expenses are presented under corporate and other. The Company utilizes revenues and income (loss) before income taxes to assess the performance of its reportable segments.

Management believes that it is impracticable to allocate specific assets and liabilities related to each reportable segment. In addition, management does not review balance sheets by business segment as part of their evaluation of operating segment performance. Consequently, no balance sheet segment reports have been presented.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The following table presents revenues, loss before (benefit) provision for income taxes, interest revenue/income and interest expense for the Company’s reportable segments for the years ended December 31, presented below (in millions):

	2020	2019	2018
Revenues:
Vacation Interests sales and financing	$392.4	$821.8	$745.5
Hospitality and management services	396.6	428.5	408.6

Total revenues	$789.0	$1,250.3	$1,154.1

Loss before (benefit) provision for income taxes:
Vacation Interests sales and financing	$(109.2)	$212.2	$88.3
Hospitality and management services	220.3	211.7	180.6
Corporate and other	(445.0)	(463.1)	(470.7)

Total loss before (benefit) provision for income taxes	$(333.9)	$(39.2)	$(201.8)

Interest revenue/income:
Vacation Interests sales and financing	$103.9	$104.3	$90.4
Hospitality and management services	—	—	—
Corporate and other	(1.7)	(4.7)	15.2

Total interest revenue/income	$102.2	$99.6	$105.6

Interest expense:
Vacation Interests sales and financing	$34.7	$39.5	$37.1
Hospitality and management services	—	—	—
Corporate and other	174.5	170.2	169.8

Total interest expense	$209.2	$209.7	$206.9

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Geographic Segment

The geographic segment information presented below is based on the geographic locations of the Company’s subsidiaries. The Company’s foreign operations include its operations in Austria, Canada, the Caribbean, England, France, Greece, Ireland, Italy, Malta, Mexico, Norway, Portugal, Scotland and Spain. No individual foreign country represents 10% or more of the Company’s total revenues or long-lived assets presented. The following tables reflect total revenue and long-lived assets by geographic area for the years ended December 31, or as of the dates specified, below (in millions):

	2020	2019	2018
Revenue
United States	$694.2	$1,141.6	$1,036.5
Foreign	94.8	108.7	117.6

Total Revenues	$789.0	$1,250.3	$1,154.1

	December 31, 2020	December 31, 2019
Property and equipment, net
United States	$338.7	$343.6
Foreign	21.5	22.0

Total property and equipment, net	$360.2	$365.6

Goodwill
United States	$881.6	$985.0
Foreign	—	—

Total goodwill	$881.6	$985.0

Other intangible assets, net
United States	$987.9	$1,069.3
Foreign	25.2	27.3

Total other intangible assets, net	$1,013.1	$1,096.6

Total long-lived assets, net
United States	$2,208.2	$2,397.9
Foreign	46.7	49.3

Total long-lived assets, net	$2,254.9	$2,447.2

Note 25—Subsequent Events

The Company evaluated subsequent events through March 17, 2021, which is the date the financial statements were available to be issued.

Early Redemption of DROT 2016-1

On January 20, 2021, the Company gave notice that it would exercise early redemption of the securitization notes outstanding under Diamond Resorts Owner Trust 2016-1 (“DROT 2016-1”) in the amount of $19.0 million, which includes aggregate outstanding principal and accrued interest. The redemption was completed on February 22, 2021.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Agreement and Plan of Merger

On March 10, 2021, Hilton Grand Vacations Inc., a Delaware corporation (“HGV”), Hilton Grand Vacations Borrower LLC, a Delaware limited liability company and a wholly-owned subsidiary of HGV (“Merger Sub” or “HGV Borrower”), Dakota and the indirect parent company of DRII, that is controlled by investment funds and vehicles managed by Apollo, and certain stockholders of Dakota entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with applicable law, Dakota will merge with and into Merger Sub (the “Merger”) with Merger Sub continuing as the surviving entity after the Merger.

The board of directors of Dakota unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Dakota and its stockholders, and authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

Pursuant and subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), among other things:

•

Each share of Class A common stock, par value $0.01 per share, of Dakota (collectively, the “Diamond Shares”) issued and outstanding immediately prior to the Effective Time will be cancelled and converted into and exchanged for the right to receive, a number of shares of common stock, par value $0.01 per share, of HGV (each, an “HGV Common Share”) and/or cash in lieu of any fractional shares of HGV Common Shares (the “Merger Consideration”), calculated in the manner set forth in the Merger Agreement and allocated among the various sellers based on their respective ownership interests in Dakota in accordance with the Merger Agreement;

•

Each option to purchase Diamond Shares (each, an “Option”) outstanding immediately prior to the Effective Time having an exercise price per share immediately prior to the Effective Time that is less than the product of (i) the Exchange Ratio (as defined in the Merger Agreement), multiplied by (ii) the Parent Stock Value (described further below) (each, an “In-the-Money Option”), whether vested or unvested, will automatically cease to be outstanding and be converted into and exchanged for the right to receive, without any interest thereon, a number of HGV Common Shares and/or cash in lieu of any fractional shares of HGV Common Shares equal to (x) (1) the product of (A) the number of Diamond Shares subject to such In-the-Money Option, multiplied by (B) the Exchange Ratio and multiplied by (C) the Parent Stock Value minus (2) the aggregate exercise price of such In-the-Money Option, minus (3) an amount equal to the tax withholding obligation that would be withheld pursuant to Section 3.5 of the Merger Agreement with respect to the payment to the holder of such In-the-Money Options of an amount equal to the preceding clause (1) minus the preceding clause (2), divided by (y) the Parent Stock Value (the “Option Consideration”) (assuming full satisfaction of any performance-vesting conditions applicable to such In-the-Money Option); and

•

All Options outstanding immediately prior to the Effective Time other than In-the-Money Options will (i) to the extent not then vested, become fully vested as of immediately prior to the Effective Time (assuming full satisfaction of any performance-vesting conditions applicable to such option) and (ii) automatically be cancelled and terminated at the Effective Time without payment therefor, and, to such extent, will have no further force or effect

Apollo and the other Dakota stockholders are expected to receive 34.5 million of HGV Common Shares, valued at approximately $1.4 billion, subject to customary adjustments. Upon closing of the Merger (the “Closing”), existing HGV shareholders will own approximately 72% of the combined company and Apollo will own approximately 28% of the combined company.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The Closing is subject to certain conditions, including (i) the approval of the proposed issuance of HGV Common Shares in connection with the Merger (the “Share Issuance”) by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such matter at a special meeting of stockholders (the “HGV Stockholder Approval”), (ii) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the obtaining or filing of any consents, declarations or filings with antitrust authorities in Mexico and Austria, (iii) the absence of certain legal restraints, (iv) the accuracy of the parties’ respective representations and warranties contained in the Merger Agreement (subject to customary materiality thresholds), (v) the material performance of the parties’ respective covenants contained in the Merger Agreement, (vi) conditions relating to the absence of defaults under Dakota’s unsecured notes and absence of defaults and sufficient availability under Dakota’s warehouse facilities, (vii) certain ancillary agreements having been delivered and not having been rescinded or repudiated by certain parties, (viii) the approval of listing on the NYSE of the HGV Common Shares included in the Merger Consideration, subject only to official notice of issuance and (ix) the absence of any Parent Material Adverse Effect (as defined in the Merger Agreement) on HGV and (x) the absence of any Company Material Adverse Effect (as defined in the Merger Agreement) on Dakota.

The parties have made customary representations and warranties, and agreed to customary covenants, in the Merger Agreement, including regarding (i) the conduct of Dakota’s and HGV’s respective businesses during the pre-Closing period, (ii) subject to certain qualifications as set forth in the Merger Agreement, the parties’ use of their respective reasonable best efforts to effect the expiration or termination of the required waiting period under the HSR Act, obtain all other required regulatory approvals and otherwise consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable and (iii) HGV’s obligation to prepare and file with the Securities and Exchange Commission (the “SEC”), as promptly as reasonably practical after the date of the Merger Agreement, a definitive proxy statement with respect to a special meeting of its common stockholders to be convened for purposes of obtaining the HGV Stockholder Approval, which will contain, subject to certain exceptions, the recommendation of the board of directors of HGV that HGV common stockholders vote in favor of the Share Issuance. Pursuant to the terms of the Merger Agreement, the stockholders of Dakota will severally but not jointly indemnify HGV for certain matters, including breaches of fundamental representations and covenants and certain pre-closing tax matters.

The Merger Agreement contains certain termination rights for HGV and Dakota, including (i) by either party (A) if the Merger is not consummated on or before September 10, 2021 (subject to extension to December 9, 2021, under certain circumstances), (B) in the event of a material uncured breach by the other party of any of its representations, warranties or covenants in the Merger Agreement, (C) in the event a final, non-appealable order or law prohibits the Merger and the other transactions contemplated by the Merger Agreement or (D) if HGV does not obtain the HGV Stockholder Approval; (ii) by HGV if the Company Stockholder Approval (as defined in the Merger Agreement) has not been obtained and delivered to HGV by no later than 24 hours after the execution and delivery of the Merger Agreement and (iii) by Dakota (A) in the event that, subject to certain conditions, HGV does not consummate the Merger when required pursuant to the Merger Agreement or (B) prior to the time the HGV Stockholder Approval is obtained, if the board of directors of HGV (or a committee thereof) has withdrawn, modified or qualified its recommendation in favor of the Share Issuance. In the event HGV does not consummate the Merger when required pursuant to the Merger Agreement and Dakota terminates the Merger Agreement, then, subject to certain conditions, HGV may be required to pay a termination fee of $73.5 million to Dakota. Further, if either party terminates the Merger Agreement following the board of directors of HGV (or a committee thereof) withdrawing, modifying or qualifying its recommendation in favor of the Share Issuance and at such time the HGV Stockholder Agreement has not already been obtained, HGV may be required to pay a termination fee of $44.1 million to Dakota. In the event the HGV Stockholder Approval is not obtained and the Merger Agreement is terminated for this reason, HGV will reimburse up to $7.5 million of Dakota’s and its stockholders’ fees and expenses.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

At the Closing, HGV, certain controlled affiliates of Apollo (the “Apollo Stockholders”) and, for certain limited purposes, Hilton Worldwide Holdings Inc. (“Hilton”), will enter into a stockholders agreement in the form attached to the Merger Agreement (the “Stockholders Agreement”), pursuant to which, among other things, the Apollo Stockholders will have board designation rights, registration rights and be subject to customary standstill obligations. Immediately following the Effective Time, HGV’s board of directors will consist of nine members, seven of whom will be the current directors of HGV and two of whom will be designated by the Apollo Stockholders.

Settlement of 2020 RSUs

As of March 17, 2021, the Company has issued 0.6 million shares of common stock, net of shares withheld for taxes, to settle the 2020 RSUs granted in September 2020.

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

DAKOTA HOLDINGS, INC.

CONDENSED BALANCE SHEETS

(in millions)

	December 31, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$10.5	$10.5
Income tax receivable	1.2	1.2
Deferred tax asset	11.3	9.4
Prepaid expenses and other assets	1.1	1.1
Investment in subsidiaries	738.6	1,012.1

Total assets	$762.7	$1,034.3

Liabilities and Stockholders’ Equity:
Deferred income taxes	$—	$0.1

Total liabilities	—	0.1

Stockholders’ equity:
Common stock: par value $0.01 per share; 175.0 shares authorized; 106.0 shares issued and outstanding as of December 31, 2020 and 2019	1.1	1.1
Preferred Stock $0.01 par value per share; 10.0 shares authorized, 0 shares issued and outstanding as of December 31, 2020 and 2019	—	—
Additional paid-in capital	1,079.3	1,066.4
Accumulated loss	(320.5)	(35.9)
Accumulated other comprehensive income	2.8	2.6

Total stockholders’ equity	762.7	1,034.2

Total liabilities and stockholders’ equity	$762.7	$1,034.3

See Notes to Condensed Financial Statements.

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

DAKOTA HOLDINGS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Revenues:
Net revenues	$—	$—	$—
Costs and expenses:
General and administrative	2.8	1.8	1.3
Loss from equity in subsidiaries	283.8	38.2	158.2

Total costs and expenses	286.6	40.0	159.5

Interest income	—	(0.2)	—

Loss before provision for income taxes	(286.6)	(39.8)	(159.5)
(Benefit) Provision for income taxes	(2.0)	3.2	—

Net loss	(284.6)	(43.0)	(159.5)

Other comprehensive income (loss):
Currency translation adjustment, net of tax of $0	0.2	2.0	(3.7)

Total other comprehensive income (loss), net of tax	0.2	2.0	(3.7)

Comprehensive loss	$(284.4)	$(41.0)	$(163.2)

See Notes to Condensed Financial Statements.

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

DAKOTA HOLDINGS, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in millions)

	Common Stock Shares Outstanding	Common Stock Par Value	Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at December 31, 2017	105.8	$1.1	$851.8	$150.4	$4.3	$1,007.6
Cumulative effect impact of ASC 606 adoption	—	—	—	16.2	—	16.2
Net loss	—	—	—	(159.5)	—	(159.5)
Stock-based compensation	—	—	2.6	—	—	2.6
Issuance of common stock	0.2	—	2.3	—	—	2.3
Repurchases of common stock	(0.1)	—	(0.8)	—	—	(0.8)
Settlement of Appraisal Notes	—	—	207.4	—	—	207.4
Other comprehensive loss:
Currency translation adjustment, net of tax of $0	—	—	—	—	(3.7)	(3.7)

Balance at December 31, 2018	105.9	1.1	1,063.3	7.1	0.6	1,072.1
Net loss	—	—	—	(43.0)	—	(43.0)
Stock-based compensation	—	—	3.5	—	—	3.5
Issuance of common stock	0.1	—	(0.4)	—	—	(0.4)
Other comprehensive income:						—
Currency translation adjustment, net of tax of $0	—	—	—	—	2.0	2.0

Balance at December 31, 2019	106.0	1.1	1,066.4	(35.9)	2.6	1,034.2
Net loss	—	—	—	(284.6)	—	(284.6)
Stock-based compensation	—	—	13.1	—	—	13.1
Issuance of common stock	—	—	(0.2)	—	—	(0.2)
Other comprehensive income:
Currency translation adjustment, net of tax of $0	—	—	—	—	0.2	0.2

Balance at December 31, 2020	106.0	$1.1	$1,079.3	$(320.5)	$2.8	$762.7

See Notes to Condensed Financial Statements.

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

DAKOTA HOLDINGS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Net cash provided by operating activities	$—	$0.4	$—

Financing activities:
Proceeds from Appraisal Notes	$—	$—	$207.4
Payment to Dissenting Stockholders	—	—	(207.4)
Proceeds from issuance of common stock	—	—	2.3
Repurchase of common stock	—	—	(0.8)

Net cash provided by financing activities	—	—	1.5

Net change in cash and cash equivalents	—	0.4	1.5
Cash and cash equivalents, beginning of period	10.5	10.1	8.6

Cash and cash equivalents, end of period	$10.5	$10.5	$10.1

See Notes to Condensed Financial Statements.

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

DAKOTA HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1—Business, Background and Basis of Presentation

Business and Background

Dakota Holdings, Inc., (“Dakota” or the “Company”) is a Delaware corporation that was incorporated on June 27, 2016 by certain investment funds affiliated with or managed by Apollo Global Management, LLC and its subsidiaries (“Apollo”), including Apollo Investment Fund VIII, L.P., along with their parallel investment funds (the “Apollo Funds”). Dakota and its subsidiaries were established to complete the acquisition of Diamond Resorts International, Inc. (“DRII”). DRII is a holding company, the principal asset of which is the direct and indirect ownership of equity interests in its subsidiaries, including Diamond Resorts Corporation, the wholly-owned operating subsidiary that has historically conducted the business described below. Dakota, through its operating subsidiaries, conducts operations and generates income and cash flows, while Dakota conducts no separate operations on a standalone basis.

Prior to the acquisition of DRII on September 2, 2016, Dakota had no operations or activity other than acquisition related costs. Subsequent to the Apollo Merger (described below), Dakota became the holding company and derives all of its operating income and cash flows from DRII and its subsidiaries.

Basis of Presentation

Pursuant to the terms of the credit agreements discussed in Note 16 of the Company’s consolidated financial statements, the Company and its subsidiaries have restrictions on their ability to, among other things, incur additional indebtedness, make distributions to Apollo and the Apollo Funds, or make certain intercompany loans and advances. As a result of these restrictions, these parent company financial statements have been prepared in accordance with Rule 12-04 of Regulation S-X, since the restricted net assets of Dakota’s subsidiaries (as defined in Rule 4-08(e)(3) of Regulation S-X) exceeds 25% of the Company’s consolidated net assets as of December 31, 2020.

Principles of Consolidation

On a standalone basis, Dakota records its investment in subsidiaries under the equity method of accounting. Under the equity method, the investment in subsidiaries is stated at cost plus any contributions and its equity share in undistributed net (loss) income of the subsidiaries minus any dividends received. Dakota’s share of net income (loss) of its consolidated subsidiaries is included in net income (loss) on equity investment in subsidiaries in the statements of operations. Intercompany balances and transactions have been eliminated. The accompanying financial information should be read in conjunction with the consolidated financial statements and related notes included in this annual report.

Significant Accounting Policies

The accounting policies used in the preparation of the parent financial statements are generally consistent with those used in the preparation of the consolidated financial statements of the Company.

In conjunction with the acquisition of DRII, the Company applied the acquisition method of accounting. As a result, the fair value adjustments and goodwill recognized from the transactions are recorded in the financial statements of its subsidiaries and presented as part of the Company’s investment in subsidiaries on the balance sheet.

Dakota does not currently anticipate paying dividends on common stock. Any declaration and payment of future dividends to holders of common stock will be at the discretion of the Board of Directors and will depend on many factors, including the Company’s financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the Board of Directors deems relevant. Dakota as a holding company, has no direct operations and its ability to pay dividends is limited to its available cash on hand and any funds received from subsidiaries. The terms of the indebtedness may restrict Dakota’s ability to pay dividends, or may restrict the subsidiaries from paying dividends to Dakota. Under Delaware law, dividends may be payable only out of surplus, which is net assets minus liabilities and capital, or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Additionally, Dakota has not received any dividends from its consolidated subsidiaries.

Note 2—Stockholders’ Equity

Issuances of Common Stock

Following the Apollo Merger, the Company entered into a Management Investor Rights Agreement (the “MIRA”) with certain employees and non-employee directors of the Company and Apollo. The agreement governs certain aspects of the Company’s relationship with our management stockholders, contains transfer restriction on its common stock, and the Company may repurchase outstanding shares when the management stockholders’ employment with the Company is terminated.

Note 3—Subsequent Events

The Company evaluated subsequent events through March 17, 2021, which is the date the financial statements were available to be issued.

Agreement and Plan of Merger

On March 10, 2021, Hilton Grand Vacations Inc., a Delaware corporation (“HGV”), Hilton Grand Vacations Borrower LLC, a Delaware limited liability company and a wholly-owned subsidiary of HGV (“Merger Sub” or “HGV Borrower”), Dakota and the indirect parent company of DRII, that is controlled by investment funds and vehicles managed by Apollo, and certain stockholders of Dakota entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with applicable law, Dakota will merge with and into Merger Sub (the “Merger”) with Merger Sub continuing as the surviving entity after the Merger.

The board of directors of Dakota unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Dakota and its stockholders, and authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

Pursuant and subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), among other things:

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Each share of Class A common stock, par value $0.01 per share, of Dakota (collectively, the “Diamond Shares”) issued and outstanding immediately prior to the Effective Time will be cancelled and converted into and exchanged for the right to receive, a number of shares of common stock, par value $0.01 per share, of HGV (each, an “HGV Common Share”) and/or cash in lieu of any fractional shares of HGV Common Shares (the “Merger Consideration”), calculated in the manner set forth in the Merger Agreement and allocated among the various sellers based on their respective ownership interests in Dakota in accordance with the Merger Agreement;

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Each option to purchase Diamond Shares (each, an “Option”) outstanding immediately prior to the Effective Time having an exercise price per share immediately prior to the Effective Time that is less than the product of (i) the Exchange Ratio (as defined in the Merger Agreement), multiplied by (ii) the Parent Stock Value (described further below) (each, an “In-the-Money Option”), whether vested or unvested, will automatically cease to be outstanding and be converted into and exchanged for the right to receive, without any interest thereon, a number of HGV Common Shares and/or cash in lieu of any fractional shares of HGV Common Shares equal to (x) (1) the product of (A) the number of Diamond Shares subject to such In-the-Money Option, multiplied by (B) the Exchange Ratio and multiplied by (C) the Parent Stock Value minus (2) the aggregate exercise price of such In-the-Money Option, minus (3) an amount equal to the tax withholding obligation that would be withheld pursuant to Section 3.5 of the Merger Agreement with respect to the payment to the holder of such In-the-Money Options of an amount equal to the preceding clause (1) minus the preceding clause (2), divided by (y) the Parent Stock Value (the “Option Consideration”) (assuming full satisfaction of any performance-vesting conditions applicable to such In-the-Money Option); and

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All Options outstanding immediately prior to the Effective Time other than In-the-Money Options will (i) to the extent not then vested, become fully vested as of immediately prior to the Effective Time (assuming full satisfaction of any performance-vesting conditions applicable to such option) and (ii) automatically be cancelled and terminated at the Effective Time without payment therefor, and, to such extent, will have no further force or effect

Apollo and the other Dakota stockholders are expected to receive 34.5 million of HGV Common Shares, valued at approximately $1.4 billion, subject to customary adjustments. Upon closing of the Merger (the “Closing”), existing HGV shareholders will own approximately 72% of the combined company and Apollo will own approximately 28% of the combined company.

The Closing is subject to certain conditions, including (i) the approval of the proposed issuance of HGV Common Shares in connection with the Merger (the “Share Issuance”) by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such matter at a special meeting of stockholders (the “HGV Stockholder Approval”), (ii) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the obtaining or filing of any consents, declarations or filings with antitrust authorities in Mexico and Austria, (iii) the absence of certain legal restraints, (iv) the accuracy of the parties’ respective representations and warranties contained in the Merger Agreement (subject to customary materiality thresholds), (v) the material performance of the parties’ respective covenants contained in the Merger Agreement, (vi) conditions relating to the absence of defaults under Dakota’s unsecured notes and absence of defaults and sufficient availability under Dakota’s warehouse facilities, (vii) certain ancillary agreements having been delivered and not having been rescinded or repudiated by certain parties, (viii) the approval of listing on the NYSE of the HGV Common Shares included in the Merger Consideration, subject only to official notice of issuance and (ix) the absence of any Parent Material Adverse Effect (as defined in the Merger Agreement) on HGV and (x) the absence of any Company Material Adverse Effect (as defined in the Merger Agreement) on Dakota.

The parties have made customary representations and warranties, and agreed to customary covenants, in the Merger Agreement, including regarding (i) the conduct of Dakota’s and HGV’s respective businesses during the pre-Closing period, (ii) subject to certain qualifications as set forth in the Merger Agreement, the parties’ use of their respective reasonable best efforts to effect the expiration or termination of the required waiting period under the HSR Act, obtain all other required regulatory approvals and otherwise consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable and (iii) HGV’s obligation to prepare and file with the Securities and Exchange Commission (the “SEC”), as promptly as reasonably practical after the date of the Merger Agreement, a definitive proxy statement with respect to a special meeting of its common stockholders to be convened for purposes of obtaining the HGV Stockholder Approval, which will contain, subject to certain exceptions, the recommendation of the board of directors of HGV that HGV common stockholders vote in favor of the Share Issuance. Pursuant to the terms of the Merger Agreement, the stockholders of Dakota will severally but not jointly indemnify HGV for certain matters, including breaches of fundamental representations and covenants and certain pre-closing tax matters.

The Merger Agreement contains certain termination rights for HGV and Dakota, including (i) by either party (A) if the Merger is not consummated on or before September 10, 2021 (subject to extension to December 9, 2021, under certain circumstances), (B) in the event of a material uncured breach by the other party of any of its representations, warranties or covenants in the Merger Agreement, (C) in the event a final, non-appealable order or law prohibits the Merger and the other transactions contemplated by the Merger Agreement or (D) if HGV does not obtain the HGV Stockholder Approval; (ii) by HGV if the Company Stockholder Approval (as defined in the Merger Agreement) has not been obtained and delivered to HGV by no later than 24 hours after the execution and delivery of the Merger Agreement and (iii) by Dakota (A) in the event that, subject to certain conditions, HGV does not consummate the Merger when required pursuant to the Merger Agreement or (B) prior to the time the HGV Stockholder Approval is obtained, if the board of directors of HGV (or a committee thereof) has withdrawn, modified or qualified its recommendation in favor of the Share Issuance. In the event HGV does not consummate the Merger when required pursuant to the Merger Agreement and Dakota terminates the Merger Agreement, then, subject to certain conditions, HGV may be required to pay a termination fee of $73.5 million to Dakota. Further, if either party terminates the Merger Agreement following the board of directors of HGV (or a committee thereof) withdrawing, modifying or qualifying its recommendation in favor of the Share Issuance and at such time the HGV Stockholder Agreement has not already been obtained, HGV may be required to pay a termination fee of $44.1 million to Dakota. In the event the HGV Stockholder Approval is not obtained and the Merger Agreement is terminated for this reason, HGV will reimburse up to $7.5 million of Dakota’s and its stockholders’ fees and expenses.

At the Closing, HGV, certain controlled affiliates of Apollo (the “Apollo Stockholders”) and, for certain limited purposes, Hilton Worldwide Holdings Inc. (“Hilton”), will enter into a stockholders agreement in the form attached to the Merger Agreement (the “Stockholders Agreement”), pursuant to which, among other things, the Apollo Stockholders will have board designation rights, registration rights and be subject to customary standstill obligations. Immediately following the Effective Time, HGV’s board of directors will consist of nine members, seven of whom will be the current directors of HGV and two of whom will be designated by the Apollo Stockholders.

Settlement of 2020 RSUs

As of March 17, 2021, the Company has issued 0.6 million shares of common stock, net of shares withheld for taxes, to settle the 2020 RSUs granted in September 2020.

SCHEDULE II

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

(in millions)

Allowance for Credit Losses—Originated Notes	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
Year ended December 31, 2020	$299.8	$215.4	$(207.4)	$307.8
Year ended December 31, 2019	$242.2	$229.2	$(171.6)	$299.8
Year ended December 31, 2018	$152.9	$196.3	$(107.0)	$242.2

Allowance for Credit Losses—Acquired Notes (a)	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
Year ended December 31, 2020	$36.8	$14.1	$(23.2)	$27.7

(a)	The allowance for acquired notes was recorded on January 1, 2020 in connection with the adoption of ASU No. 2016-13

Deferred Income Taxes Valuation Allowance	Balance at Beginning of Period	Increase	Decrease	Balance at End of Period
Year ended December 31, 2020	$41.1	$3.8	$(0.8)	$44.1
Year ended December 31, 2019	$44.8	$1.6	$(5.3)	$41.1
Year ended December 31, 2018	$45.6	$0.1	$(0.9)	$44.8